   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998

                                                     REGISTRATION NO. 333-23369
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                  POST-EFFECTIVE AMENDMENT NO. 2 TO FORM SB-2

                         REGISTRATION STATEMENT UNDER

                          THE SECURITIES ACT OF 1933

                               ----------------

                         NOTIFY TECHNOLOGY CORPORATION
                (Name of small business issuer in its charter)

        CALIFORNIA                    3661                    77-0382248
      (State or other      (Primary Standard Industrial  (I.R.S. Employer
       jurisdiction          Classification Code Number)  Identification Number)
    of incorporation or
       organization)

                        1054 S. DE ANZA BLVD. SUITE 105
                          SAN JOSE, CALIFORNIA 95129
                                (408) 777-7920
        (Address and telephone number, of principal executive offices)

                        1054 S. DE ANZA BLVD. SUITE 105
                          SAN JOSE, CALIFORNIA 95129
                                (408) 777-7920
    (Address of principal place of business or intended principal place of business)

                                PAUL F. DEPOND
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        1054 S. DE ANZA BLVD. SUITE 105
                          SAN JOSE, CALIFORNIA 95129
                                (408) 777-7920
          (Name, Address and telephone number, of agent for service)

                               ----------------

                                  COPIES TO:

                          HENRY P. MASSEY, JR., ESQ.
                            PETER S. HEINECKE, ESQ.
                         BRADLEY A. BUGDANOWITZ, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050
                                (650) 493-9300

               Approximate date of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

                               ----------------

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
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

PROSPECTUS

                               1,600,000 SHARES

                         NOTIFY TECHNOLOGY CORPORATION

  All of the 1,600,000 shares (the "Shares") of Common Stock $.001 par value (the "Common Stock") offered hereby are being sold by Notify Technology Corporation (the "Company") to holders electing to exercise Class A Warrants (the "Class A Warrants" or "Warrants") issued pursuant to the Warrant Agreement, dated August 28, 1997 between the Company and D.H. Blair Investment Banking Corp. (the "Underwriter"), the underwriter of the Company's initial public offering (the "IPO"), in connection with the Company's IPO of units (the "Units"), each consisting of one share of Common Stock and one redeemable Class A Warrant. Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.50, subject to adjustment, until August 28, 2002 (the "Expiration Date"). The Warrants are subject to redemption by the Company commencing August 28, 1998, at $.05 per Warrant on 30 days' written notice if the closing bid price of the Common Stock for 30 consecutive trading days ending within 15 days of the notice of redemption of the Warrants averages in excess of $9.10 per share. See "Description of Securities." References herein to "the Offering" or "this Offering" refer to the offering made hereby.

  The Common Stock and Class A Warrants are currently listed on the Nasdaq SmallCap Market under the symbols "NTFY" and "NTFYW," respectively.

                               ----------------

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 5 AND "DILUTION."

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                            PRICE: $6.50 PER SHARE

                               ----------------

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
                                                        UNDERWRITING
                                             PRICE TO   DISCOUNT AND PROCEEDS TO
                                              PUBLIC     COMMISSION    COMPANY
-------------------------------------------------------------------------------

Per Share.................................. $      6.50      $.325   $    6.175
-------------------------------------------------------------------------------

Total...................................... $10,400,000   $520,000   $9,880,000

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               THE DATE OF THIS PROSPECTUS IS JULY 2, 1998

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial data (including the financial statements and the notes thereto) appearing elsewhere in this Prospectus unless otherwise noted, all information in this Prospectus assumes no exercise of (i) the Underwriter's Unit Purchase Option (as hereinafter defined), (ii) the Public Warrants (as hereinafter defined), (iii) options available for grant under the Company's 1997 Stock Option Plan (the "Stock Option Plan") or (iv) other outstanding warrants and options. See "Management-- Stock Option Plan" and "Description of Securities."

THE COMPANY

  The Company is engaged in the development, manufacture, marketing and sale of computer telephony products for the business, Small Office Home Office ("SOHO") and residential marketplaces. In recent years, the number of individuals and businesses relying on their telephone company service provider to provide them with services such as voice mail and CENTREX, a businessoriented service which eliminates the need for on-premise telephone switching equipment, has increased dramatically. The Company's products are designed to enhance the convenience and utility of these services by providing customers with features which are either not available or not included in standard service packages. The Company's MessageAlert product increases the timeliness and ease of message retrieval for voice mail subscribers by providing a visual indication that a message has been received. The Company's Centrex Receptionist product gives business and SOHO customers a cost-effective means of ensuring that incoming calls are properly routed even when a human attendant is not available.

  Over 14 million business and residential customers receive voice mail service from their telephone company service provider. Telephone company provided voice mail has several advantages over traditional answering machines including better remote access, enhanced message management capabilities, support for multiple calls and superior reliability. A major drawback to telephone company provided voice mail is the lack of a visual indication that a message is waiting; subscribers must pick up their phones and listen for a distinctive dial tone to determine if they have a message. As a result, messages are often received substantially later than if the blinking light of a traditional answering machine had been available. Telephone company product managers believe that the lack of a visual message waiting indicator (a "VMWI") is a major reason for cancellation of voice mail service. The Company has remedied this deficiency in telephone company provided voice mail by developing an inexpensive, battery operated device which gives subscribers a visual indication that a message is waiting.

  The Company's second product is designed to enhance the functionality of the CENTREX services which many small businesses purchase from their telephone service provider. CENTREX gives small businesses useful business-oriented telephone capabilities such as extension dialing, conference calling, call transfer capability and call-forwarding without the need to buy and maintain expensive telephone switches. The Company's Centrex Receptionist product expands this feature set by providing auto-attendant features such as automatic call answering, menu-prompted call routing and an automated name directory. Small businesses can use the Centrex Receptionist to answer and route calls received by their main or 800 number, thereby eliminating the need for a human receptionist. The Company has designed the Centrex Receptionist to be easy to install and configure and believes it offers a cost-effective solution to small businesses' call-management needs.

  The Company intends to distribute both of these products through or in conjunction with the large domestic telephone companies and certain of their authorized resellers. To date, the Company has sold its MessageAlert product to three of the seven Regional Bell Operating Companies ("RBOCs") and seven of the approximately 20 large local exchange carriers. The Company's strategy is to encourage these telephone companies to bundle the MessageAlert product with their voice mail services in order to increase retention of new subscribers. In addition, the Company intends to encourage telephone companies and their authorized resellers which focus on selling CENTREX services to market its Centrex Receptionist as an enhancement to the basic CENTREX service. The Company believes that the relationships with telephone companies it has formed as a result of its marketing of the MessageAlert product will aid it in developing the telephone companies as a distribution channel for the Centrex Receptionist.

  The Company intends to fund ongoing research and development of new products and product enhancements. The Company expects to focus its efforts on three areas: an enhanced MessageAlert product; expansion of the MessageAlert architecture to create a line of combination Caller-ID /VMWI products; and completion of a product to provide remote telephone access to e- mail.

  The Company was incorporated in California in August 1994. Its address is 1054 S. De Anza Blvd., Suite 105, San Jose, CA 95129. Its telephone number at that address is 408-777-7920.

                         SUMMARY FINANCIAL INFORMATION

                                                               SIX MONTHS
                                YEAR ENDED SEPTEMBER 30     ENDED MARCH 31,
                                ------------------------  ---------------------
                                   1996         1997        1997        1998
                                -----------  -----------  ---------  ----------
                                                              (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Product sales.................  $   308,067  $ 3,735,773  $ 932,366  $1,272,470
Cost of sales.................      428,112    2,760,380    723,529     914,952
                                -----------  -----------  ---------  ----------
Gross profit (loss)...........     (120,045)     975,393    208,837     357,518
Operating expenses:
 Research and development.....      537,902      745,063    313,243     731,173
 Sales and marketing..........      549,916      666,930    298,253     267,728
 General and administrative...      440,089      633,584    307,802     440,736
                                -----------  -----------  ---------  ----------
Total operating expenses......    1,527,907    2,045,577    919,298   1,439,637
                                -----------  -----------  ---------  ----------
Loss from operations..........   (1,647,952)  (1,070,184)  (710,461) (1,082,119)
Interest income and (expense),
 net..........................       (9,267)    (182,372)   (59,234)    109,493
Extraordinary item--loss from
 early extinguishment of
 bridge notes.................          --      (130,354)       --          --
                                -----------  -----------  ---------  ----------
Net loss......................  $(1,657,219) $(1,382,910) $(769,695) $ (972,626)
                                ===========  ===========  =========  ==========
Basic and diluted loss per
 share before extraordinary
 item.........................  $    (10.71) $     (2.63) $   (3.18) $    (0.42)
                                ===========  ===========  =========  ==========
Basic and diluted loss per
 share........................  $    (10.71) $     (2.91) $   (3.18) $    (0.42)
                                ===========  ===========  =========  ==========
Weighted average shares used
 in computing net loss per
 share........................      154,694      475,448    242,395   2,297,023
                                ===========  ===========  =========  ==========
Pro forma net loss per
 share(1).....................  $     (3.19) $     (1.71) $   (1.27)
                                ===========  ===========  =========
Weighted average shares used
 in computing pro forma net
 loss per share...............      519,992      809,290    607,693
                                ===========  ===========  =========

--------
(1) The pro forma net loss per share computation gives retroactive effect to the conversion of the Outstanding Preferred Stock into Common Stock upon the closing of the IPO, and excludes the Escrow Securities (as defined). See Note 1 of Notes to Financial Statements for an explanation of the calculation for pro forma net loss per share. See "Certain Relationships and Related Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                      MARCH 31,
                                                                        1998
                                                                     -----------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Working capital..................................................... $4,169,292
Total assets........................................................  5,079,575
Total liabilities...................................................    583,877
Total shareholders' equity..........................................  4,495,698

                                 RISK FACTORS

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; ANTICIPATION OF NEGATIVE CASH FLOW; NO ASSURANCE OF FUTURE PROFITABILITY

  The Company commenced operations in August 1994 and through January 1996 was engaged primarily in research and development. For the fiscal years ended September 30, 1996 and 1997, the Company incurred net losses of $1,657,219 and $1,382,910, respectively. As of March 31, 1998, the Company had an accumulated deficit of $4,438,817 and working capital of $4,169,292. The Company initiated a new program of research and development following its IPO in August 1997 to increase the number of products offered to the market. The Company anticipates having a negative cash flow from operating activities in future quarters and years. The Company incurred a net loss of $972,626 for the six month period ended March 31, 1998 and expects to incur further operating losses in future quarters and years and until such time, if ever, as there is a substantial increase in orders for the Company's products and product sales generate sufficient revenue to fund its continuing operations. There can be no assurance that sales of the Company's products will ever generate significant revenue, that the Company will ever generate positive cash flow from its operations or that the Company will attain or thereafter sustain profitability in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business--Sales, Marketing and Distribution."

POSSIBLE FLUCTUATIONS IN QUARTERLY RESULTS

  The Company anticipates that it may experience significant fluctuations in operating results in the future. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock, Units and Warrants. Operating results may fluctuate as a result of many factors, including the Company's level of research and development and sales and marketing activities, announcements by the Company and its competitors, volume and timing of orders received, if any, during the period, the timing of commercial introduction of future products and enhancements or competitive products and the impact of price competition on the Company's average selling prices. Almost all of these factors are beyond the Company's control.

  For example, during the third quarter of fiscal 1997, the Company recorded revenue of approximately $2.1 million primarily as the result of one customer conducting a particularly large marketing program using the Company's MessageAlert product during that quarter. Though the Company anticipates that the customer will run similar programs in the future, the customer is not committed to doing so and the timing of any such additional programs is uncertain. The Company experienced revenue in the fourth quarter of fiscal 1997 and the six month period ended March 31, 1998 of $678,293 and $1,272,470, respectively.

  Notwithstanding the difficulty in forecasting future sales, the Company generally must undertake its research and development and sales and marketing activities and other commitments months or years in advance. Accordingly, any shortfall in product revenues in a given quarter may materially adversely affect the Company's financial condition and results of operations due to the inability to adjust expenses during the quarter to match the level of product revenues, if any, for the quarter. Due to these and other factors, the Company believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of the future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF PRODUCT ACCEPTANCE

  The Company sold its first MessageAlert in January 1996 and its first Centrex Auto Attendant in December 1996. To date, the Company has received only limited revenue from the sale of these products. While the Company believes that its products are commercially viable, developing products for the consumer and business marketplaces is inherently difficult and uncertain. The Company does not believe its sales to date are sufficient to determine whether or not there is meaningful consumer or business demand for its products. The Company intends to make continued investments in sales and marketing efforts and to promote consumer and business interest in its products. There can be no assurance that such efforts will be successful or that significant market demand for the Company's products will ever develop. See "Business--Products," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."

DEPENDENCE ON LIMITED NUMBER OF POTENTIAL CUSTOMERS; NEED TO DEVELOP MARKETING CHANNELS

  The Company believes its success, if any, will be largely dependent on its ability to either sell its products to or enter into joint marketing arrangements with the seven RBOCs and approximately 20 large Local Exchange Carriers ("LECs") in the United States. In particular, the Company believes that its MessageAlert product can be sold profitably only if it is sold to or in conjunction with the RBOCs and LECs. The Company also expects to rely significantly on the RBOCs and LECs as a channel for its Centrex Receptionist product. To date, the Company has sold its products to three RBOCs and seven LECs. Qualifying its product and developing the marketing relationships necessary to make these sales took substantially longer than the Company originally anticipated. RBOCs and LECs tend to be hierarchical organizations characterized by distributed decision-making authority and an institutional reluctance to take risks. Selling a product to or entering into a marketing relationship with an RBOC or LEC is generally a lengthy process requiring multiple meetings with numerous people in the organization. A failure by the Company to develop significantly enhanced relationships with the RBOCs and LECs would have a materially adverse effect on the Company's business and operating results.

  Sales to RBOCs and LECs constituted 69%, 86% and 70% of revenue for the fiscal years ended September 30, 1996 and September 30, 1997 and the six month period ended March 31, 1988, respectively. In addition, three customers accounted for 30%, 18% and 16% of sales in fiscal 1996, one customer accounted for 70% of sales in fiscal 1997 and two customers accounted for 62% and 22% of sales in the six month period ended March 31, 1998.

  Because the Company's marketing efforts have been largely focused on the RBOCs and LECs, its management has had only limited experience in selling the Company's products through these channels. There can be no assurance that the Company will be able to implement such a marketing and distribution program or that any marketing efforts undertaken by or on behalf of the Company will be successful. See "Business--Sales, Marketing and Distribution."

RISK OF PRODUCT DEFECTS

  The Company's products incorporate a combination of reasonably sophisticated computer chip design, electric circuit design and telephony technology. The Company has devoted substantial resources to researching and developing each of these elements. In order to reduce the manufacturing costs, limit the power consumption and otherwise enhance the operation of its products, the Company has from time to time redesigned its products. The Company expects that in the future it will engage in similar redesigns of its products. In addition, the Company is in the process of developing new, similarly complex products. Though the Company extensively tests its products before marketing them, any new, redesigned or current product may contain design flaws which are undetected by the Company's testing procedures. For example, in August 1996, the Company recalled 6,500 of an earlier version of its MessageAlert product as a result of a design flaw and, in November 1996, the Company recalled 14,000 of its MessageAlert product, also as a result of a design flaw. The direct cost to re-work and repair the defective products in these instances was approximately $29,000 and $13,000, respectively. No significant rework was required in fiscal 1997 or in the six month period ended March 31, 1998. In addition, the Company relies on subcontractors to manufacture and assemble its products. Though the Company has quality control procedures designed to detect manufacturing errors, there can be no assurance that the Company will identify all defective products. The Company believes that reliable operation will be an important purchase consideration for both its consumer and business customers. A failure by the Company to detect and prevent a design flaw or a widespread product defect could materially adversely affect the sales of the affected product and the Company's other products and materially adversely affect the Company's business, financial condition and operating results. See "Business--Products" and "--Manufacturing."

COMPETITION

  The Company currently has several direct competitors in the market for VMWIs. Voicewaves, Inc. produces VoiceLite, a line-powered, stutter tone only VMWI. The Company believes competition in the VMWI market is based on support of signaling standards, type of power source, other features, price and quality. Certain manufacturers of competing VMWI products have greater financial, technical and marketing resources than the Company. In addition, there are several companies with substantially greater technical, financial and marketing resources than the Company which could produce competing products.

  The Company has three direct competitors in the market for auto-attendant products. The Company believes competition in the auto-attendant market is based on features (including ease of use, availability of a name directory, amount of recording time and number of menu levels), price and quality. The Company also faces indirect competition from manufacturers of PC-based call management systems. These systems are designed to provide voice mail capability, auto-attendant features, and CENTREX-style functionality on a PC platform. The Company expects that to the extent that the market for either of its products develops, competition will intensify and new competitors will enter the market. As the Company progresses into the Caller-ID market, it is likely to experience competition from additional companies such as Consumerware, Inc. and intensified competition from existing competitors. There can be no assurance that the Company will be able to compete successfully against existing and new competitors as the market for its products evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would have a materially adverse effect upon the Company's business and results of operations.

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon certain key management employees, including its Chairman, President and Chief Executive Officer, Mr. Paul F. DePond, and its Vice President of Operations, Gaylan Larson. The Company has three-year key-man term life insurance on Mr. DePond in the amount of $2,000,000 and has entered into employment agreements with him along with Mr. Larson and Mr. Gerald Rice, the Company's Chief Financial Officer. The loss of their services or those of any of the Company's other key employees would have a materially adverse effect on the Company. The Company's success, if any, will also be dependent on its ability to attract and retain highly skilled technical personnel as well as marketing and sales personnel. If the Company is unable to hire the necessary personnel, the development of new products and enhancements to current products would likely be delayed or prevented. Competition for highly-skilled technical, managerial, sales, and marketing personnel is intense. There can be no assurance that the Company will be successful in retaining its key personnel and in attracting and retaining the personnel it requires for expansion. See "Business--Employees" and "Management."

RISKS OF LIMITED PROTECTION FOR COMPANY'S INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND INFRINGEMENT OF THIRD PARTIES' RIGHTS

  The Company regards various features and design aspects of its products as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. The Company has been issued one patent covering the design of its MessageAlert products, has applied for a patent covering the MultiSense technology used in its MessageAlert product and intends to continue to apply for patents, as appropriate, for its future technologies and products. There are few barriers to entry into the market for the Company's products, and there can be no assurance that any patents applied for by the Company will be granted or that the scope of the Company's patent or any patents granted in the future will be broad enough to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, some of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the Company intends to distribute its products in a number of foreign countries. The laws of those countries may not protect the Company's proprietary rights to the same extent as the laws of the United States.

  The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel. See "Business-- Proprietary Rights."

DEPENDENCE ON SINGLE SUPPLIER; NO CONTRACTS OR AGREEMENTS

  Certain key components used in the Company's products are currently available only from single or limited sources. The Company does not have long term supply contracts with these or any other component vendors and purchases all of its components on a purchase order basis. No assurance can be given that component shortages will not occur or that the Company will be able to obtain the components it needs in a timely manner and on a commercially reasonable basis. In particular, the application specific integrated circuit ("ASIC") which forms the core of the Company's MessageAlert product is manufactured only by Microchip Technology, Inc. From time to time, the semiconductor industry has experienced extreme supply constraints. An inability of the Company to obtain sufficient quantities of ASICs from Microchip Technology, Inc. would have a materially adverse effect on the Company's business and operating results.

  The Company subcontracts the manufacture of its products to third parties, and there can be no assurance that these subcontractors will be able to support the manufacturing requirements of the Company. An inability to obtain sufficient quantities of sole-source components or subassemblies, or to develop alternative sources as required in the future, could result in delays or reductions in product shipments or could force the Company to redesign its products, either of which could materially adversely effect the Company's business and operating results. See "Business--Manufacturing."

COMPLIANCE WITH GOVERNMENT REGULATIONS AND INDUSTRY STANDARDS

  The Company's products must comply with a variety of regulations and standards including regulations and standards set by the Federal Communications Commission, Underwriters Laboratories, National Registered Testing Laboratories, and Bell Communications Research. As the Company enters international markets it will be required to comply with whatever governmental regulations and industry standards exist in those markets. In addition, the U.S. telecommunications market is evolving rapidly in part due to recently enacted laws revamping the telecommunications regulatory structure. Additional legislative or regulatory changes are possible. A failure by the Company to comply with existing regulations and standards or to adapt to new regulations and standards could have a material adverse effect on the Company's business and operating results. See "Business--Governmental Regulation and Industry Standards."

RISKS ASSOCIATED WITH PLANNED GROWTH

  The Company plans to expand significantly its operations during the 1998 fiscal year, which could place a significant strain on its limited personnel, financial, management and other resources. In order to manage its planned growth, the Company will need to significantly expand its product development and sales and marketing capabilities and personnel. In addition, the Company will need to adapt its financial planning, accounting systems and management structure to accommodate such growth if it occurs. A failure by the Company to properly anticipate or manage its growth, if any, could adversely affect its business, operating results and financial condition. In the last quarter of fiscal 1996, the Company over-estimated its growth rate and, as a result, built-up excessive inventories of certain products and components. There can be no assurance that the Company will not experience similar or more severe difficulties in the future. See "Business."

SHARES AVAILABLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Future sales of Common Stock by existing shareholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, could have an adverse effect on the price of the Company's securities. Pursuant to an agreement entered into in connection with a 1997 bridge financing (the

"Bridge Financing", and the warrants issued in connection therewith, the "Bridge Warrants") the Company agreed to register for resale 425,000 Bridge Warrants and the underlying securities upon expiration of the one-year restriction on transferability to which the Bridge Financing investors have agreed. 2,152,988 outstanding shares of Common Stock and options and warrants to purchase Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. Pursuant to Rule 144, substantially all of these restricted shares became eligible for resale commencing 90 days following August 28, 1997, the effective date of the Company's IPO of its Units subject to the restrictions on transferability relating to the 1,370,083 shares of Common Stock or Warrants to purchase shares of Common Stock placed in an Escrow in connection with the IPO. However, all the holders of the shares of Common Stock outstanding prior to the IPO and all the holders of options or warrants to purchase shares of Common Stock have agreed not to sell or otherwise dispose of any securities of the Company for a period of thirteen months from August 28, 1997 without the prior written consent of the underwriter of the Company's IPO. The holder of an option to purchase 160,000 Units at a price per Unit of $7.00 (the "Unit Purchase Option") has certain demand and "piggy-back" registration rights covering its securities. The exercise of such rights could involve substantial expense to the Company. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the Company's securities. See "Description of Securities" and "Shares Eligible for Future Sale."

EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

  The Company has outstanding up to 1,600,000 Class A Warrants, 425,000 Public Warrants to purchase 425,000 shares of Common Stock, the Unit Purchase Option to purchase an aggregate of 320,000 shares of Common Stock assuming exercise of the underlying Warrants, additional warrants to purchase 212,762 shares of Common Stock and 200,000 shares of Common Stock reserved for issuance under the Company's Option Plan, under which 37,875 options were outstanding as of April 24, 1998. Holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Moreover, while these options are outstanding, the Company's ability to obtain financing on favorable terms may be adversely affected. See "Management" and "Description of Securities."

POSSIBLE VOLATILITY OF STOCK PRICE

  The Company believes factors such as quarterly fluctuations in financial results and announcements of new technology or products or regulatory developments in the telephone industry may cause the market price of the Company's securities to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the securities.

POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET

  While the Company's Units, Common Stock and Warrants meet the current Nasdaq listing requirements and are included on the Nasdaq SmallCap market, there can be no assurance that the Company will continue to meet the criteria for continued listing. Nasdaq has recently adopted more stringent financial requirements for listing on Nasdaq. With respect to continued listing, such new requirements are (i) either at least $2,000,000 in tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in two of the three prior years, (ii) at least 500,000 shares in the public float valued at $1,000,000 or more, (iii) a minimum Common Stock bid price of $1.00, (iv) at least two active market makers, and (v) at least 300 holders of the Common Stock. The Company will have to meet and maintain such new requirements. If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Units, Common Stock and Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions and lower prices for the Company's securities than might otherwise be attained.

RISK OF LOW-PRICE ("PENNY") STOCKS

  If the Company's securities were to be delisted from Nasdaq, they could become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers of the Company's securities to sell any securities acquired in the secondary market.

  Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

  The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to
Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

  The Warrants included in the Units sold at the IPO are detachable and separately tradeable. Although the Units were not knowingly sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers who reside in or move to jurisdictions in which the securities underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable may buy Units (or the Warrants included therein) in the aftermarket. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the underlying shares could be registered or qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption from such qualification exists in such jurisdictions. No assurance can be given that the Company will be able to effect any such required registration or qualification.

  Additionally, holders of the Units will be able to exercise the Warrants included therein only if a current prospectus relating to the shares underlying the Warrants is then in effect under the Securities Act and such shares are qualified for sale or exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. Although the Company has undertaken to use reasonable efforts to maintain the effectiveness of a current prospectus covering the shares underlying the Warrants, no assurance can be given that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the shares issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants then reside.

ADVERSE EFFECT OF POSSIBLE REDEMPTION OF WARRANTS

  The Warrants are subject to redemption by the Company commencing one year from August 28, 1997 on at least 30 days' prior written notice, if the average closing bid price of the Common Stock for 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given exceeds $9.10 per share. If the Warrants are redeemed, holders of Warrants will lose their right to exercise the Warrants, except during such 30-day notice of redemption period. Upon the receipt of a notice of redemption of the Warrants, the holders thereof would be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so,
(ii) sell the Warrants at the then current market price (if any) when they might otherwise wish to hold the Warrants, or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Redeemable Warrants."

NO DIVIDENDS

  The Company has paid no dividends to its shareholders since its inception and does not plan to pay dividends in the foreseeable future. The Company intends to reinvest earnings, if any, in the development and expansion of its business. See "Dividend Policy."

SUBSTANTIAL CONTROL BY OFFICERS AND DIRECTORS

  Based upon the number of shares of Common Stock that are outstanding, the officers and directors of the Company as a group will beneficially own approximately 24.9%, of the Company's outstanding Common Stock after giving effect to the exercise of all currently exercisable outstanding options and warrants held by such individuals. As a result, the officers and directors as a group will be able to exert substantial influence over the election of the Company's directors and the direction of the Company's policies. See "Principal Shareholders."

CONTRACTUAL OBLIGATIONS TO UNDERWRITER FOLLOWING COMPLETION OF IPO

  During the five-year period from August 28, 1997, in the event the Underwriter originates financing or a merger, acquisition, or transaction to which the Company is a party, the Company will be obligated to pay the Underwriter a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction, ranging from 7% of the first $1,000,000 to 2 1/2% of any consideration in excess of $9,000,000. In addition, the Underwriter has exercised the right to designate one director to the Company's Board of Directors for a period of five years from August 28, 1997. The designee, Mr. Andrew Plevin, was an employee of the Underwriter, but is now the Acting President and Chief Executive Officer of Core Software Technology, Inc.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

  The Company's Board of Directors has authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares, without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. See "Description of Securities-- Preferred Stock."

CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROW SECURITIES

  In the event any Escrow Securities owned by securityholders of the Company who are officers, directors, consultants or employees of the Company are released from escrow, compensation expense will be recorded for financial reporting purposes. Therefore, in the event the Company attains any of the earnings or stock price thresholds required for the release of the Escrow Securities, the release will be treated, for financial reporting purposes, as compensation expense of the Company. Accordingly, the Company will, in the event of the release of the Escrow Securities, recognize during the period that the earnings or stock price thresholds are met a substantial noncash charge to earnings that would increase the Company's loss or reduce or eliminate earnings, if any, at such time. The amount of this charge will be equal to the aggregate market price of such Escrow Securities at the time of release from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities. See "Principal Shareholders--Escrow Securities" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Release of Escrow Securities."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Articles of Incorporation eliminate in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. The Company has also entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and officers. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal action or administrative proceeding arising out of their performance of duties as a director or officer, other than an action instituted by the director or officer. The Indemnification Agreements will also require the Company to indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if they are successful. See "Management--Indemnification of Officers and Directors and Related Matters."

                                USE OF PROCEEDS

  If all of the Shares offered hereby are sold, the proceeds to the Company would be approximately $9,830,000. The Company expects the net proceeds to be used for working capital and for general corporate purposes.

  Pending application, the net proceeds of the Offering will be invested in short-term, high grade interest-bearing savings accounts, certificates of deposit, United States government obligations, money market accounts or short-term interest bearing obligations.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its stock and anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business. Payment of cash dividends in the future will depend upon the Company's earnings, financial condition, any contractual restrictions, restrictions imposed by applicable law, capital requirements and other factors deemed relevant by the Company's Board of Directors.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of March 31, 1998; (ii) as adjusted to reflect the exercise of the outstanding Class A Warrants and the issuance of the underlying shares of Common Stock. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                           MARCH 31, 1998
                                                       -----------------------
                                                         ACTUAL    AS ADJUSTED
                                                       ----------  -----------
Shareholders' equity:
 Convertible Preferred Stock, $.001 par value,
  5,000,000 shares authorized,
  none issued and outstanding at March 31, 1998....... $      --   $       --
 Common Stock, $.001 par value, 15,000,000 shares au-
  thorized
  3,540,226 shares issued and outstanding at March 31,
  1998 (1)(2).........................................      3,540        5,140
 Additional paid-in capital...........................  8,942,575   18,770,975
 Notes receivable from shareholders...................    (11,600)     (11,600)
 Accumulated deficit.................................. (4,438,817)  (4,438,817)
                                                       ----------  -----------
Total shareholders' equity............................  4,495,698   14,325,698
                                                       ----------  -----------
 Total capitalization................................. $4,495,698  $14,325,698
                                                       ==========  ===========

--------
(1) Excludes (i) 425,000 shares of Common Stock issuable upon exercise of the Public Warrants; (ii) 320,000 shares of Common Stock issuable upon exercise of the Unit Purchase Option and the Warrants included in such option; (iii) 200,000 shares of Common Stock reserved for issuance under the Stock Option Plan, (iv) 212,762 shares of Common Stock issuable upon exercise of outstanding warrants. See "Management/Stock Option Plan," "Certain Relationships and Related Transactions," and "Description of Securities."
(2) Includes the 1,243,324 Escrow Shares. See "Principal Shareholders Escrow Securities."

                                   DILUTION

  Dilution represents the difference between the price per share paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share represents the net tangible assets of the Company (total assets less total liabilities and intangible assets), divided by the number of shares of Common Stock outstanding. At March 31, 1998, the Company had a net tangible book value of $4,495,698, or approximately $1.27 per share $1.96 per share if the Escrow Securities are excluded. After giving effect to the issuance of the 1,600,000 Shares offered hereby and the Company's receipt of the estimated net proceeds therefrom and after deduction of expenses aggregating approximately $570,000 (including a contingent fee of $520,000 payable to the Underwriter under certain conditions; see "Plan of Distribution") the net tangible book value of the Company, as adjusted at March 31, 1998 would have been $14,325,698, or approximately $2.79 per share ($3.68 per share if the Escrow Securities were excluded). This would result in an immediate dilution to investors in the Offering of $3.71, or 57%, per share ($3.51 or 54%, per share if the Escrow Securities were excluded), and the aggregate increase in the net tangible book value to present shareholders would be $1.52 per share ($1.72 per share if Escrow Securities are excluded), as illustrated by the following table:

   Offering price per Share.........................................       $6.50
   Net tangible book value per share before Offering................ $1.27
   Increase per share attributable to new investors in the Shares...  1.52
                                                                     =====
   Net tangible book value per share after the Offering.............        2.79
                                                                           -----
   Dilution per share to investors..................................       $3.71
                                                                           =====

  The following table sets forth on a pro forma basis the differences between existing shareholders and new investors in the Offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and by new investors:

                                        PERCENTAGE OF                       PERCENTAGE OF TOTAL AVERAGE PRICE
                          NUMBER      OUTSTANDING SHARES CONSIDERATION PAID CONSIDERATION PAID    PER SHARE
                         ---------    ------------------ ------------------ ------------------- -------------
Existing Shareholders... 3,540,226(1)        68.9%          $ 8,946,115             46.2%           $2.53
New Investors........... 1,600,000           31.1            10,400,000             53.8            $6.50
                         ---------          -----           -----------            -----
 Total.................. 5,140,226          100.0%          $19,346,115            100.0%
                         =========          =====           ===========            =====

--------

(1) Includes the 1,243,324 Escrow Shares. See "Principal Shareholders--Escrow Securities."

  As of the date of this Registration, there were outstanding warrants to purchase 212,762 shares of Common Stock exercisable at prices ranging from $0.25 to $5.05 per share. To the extent that such outstanding warrants are exercised in the future, there may be additional dilution to existing shareholders.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Company's financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for each of the two years in the period ended September 30, 1997 are derived from the audited financial statements of the Company included elsewhere in this Prospectus. The selected financial data as of March 31, 1998 and for the six-month periods ended March 31, 1997 and 1998 have been derived from the Company's unaudited financial statements which, in the opinion of Management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of operations for such periods. The results of the interim periods are not necessarily indicative of the results of a full year.

                                      YEAR ENDED            SIX-MONTH PERIOD
                                     SEPTEMBER 30,          ENDED MARCH 31,
                                ------------------------  ---------------------
                                   1996         1997        1997        1998
                                -----------  -----------  ---------  ----------
STATEMENT OF OPERATIONS DATA:
Product sales.................  $   308,067  $ 3,735,773  $ 932,366  $1,272,470
Cost of sales.................      428,112    2,760,380    723,529     914,952
                                -----------  -----------  ---------  ----------
Gross profit (loss)...........     (120,045)     975,393    208,837     357,518
Operating expenses:
Research and development......      537,902      745,063    313,243     731,173
Sales and marketing...........      549,916      666,930    298,253     267,728
General and administrative....      440,089      633,584    307,802     440,736
                                -----------  -----------  ---------  ----------
Total operating expenses......    1,527,907    2,045,577    919,298   1,439,637
                                -----------  -----------  ---------  ----------
Loss from operations..........   (1,647,952)  (1,070,184)  (710,461) (1,082,119)
Interest income and (expense),
 net..........................       (9,267)    (182,372)   (59,234)    109,493
Extraordinary item--loss from
 extinguishment
 of bridge notes..............          --      (130,354)       --          --
                                -----------  -----------  ---------  ----------
Net loss......................  $(1,657,219) $(1,382,910) $(769,695) $ (972,626)
                                ===========  ===========  =========  ==========
Basic and diluted net loss per
 share before
 extraordinary item...........  $    (10.71) $     (2.63) $   (3.18) $     (.42)
                                ===========  ===========  =========  ==========
Basic and diluted net loss per
 share........................  $    (10.71) $     (2.91) $   (3.18) $     (.42)
                                ===========  ===========  =========  ==========
Weighted average shares used
 in computing
 net loss per share...........      154,694      475,448    242,395   2,297,023
                                ===========  ===========  =========  ==========
Pro forma net loss per share..  $     (3.19) $     (1.71) $   (1.27)
                                ===========  ===========  =========
Weighted average shares used
 in computing
 pro forma net loss per share.      519,992      809,290    607,693
                                ===========  ===========  =========

                                                                  MARCH 31, 1998
                                                                  --------------
BALANCE SHEET DATA:
Working capital..................................................   $4,169,292
Total assets.....................................................    5,079,575
Total liabilities................................................      583,877
Total shareholders' equity.......................................    4,495,698

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  The Company was founded in August 1994 to develop, manufacture, market and sell computer telephony products for the business, SOHO and residential markets. From inception until January 1996, the Company was engaged primarily in research and development. In January 1996, the Company shipped the first version of its MessageAlert product and in December 1996 shipped its first Centrex Auto Attendant product. Substantially all of the Company's revenue has been derived from sales of its MessageAlert product.

  To date, the Company's working capital requirements have been met through the sale of equity and debt securities and, to a lesser extent, product revenue and the Company's line of credit. The Company has sustained significant operating losses in every fiscal period since inception and expects to incur substantial quarterly operating losses in the future. The Company's limited operating history makes the prediction of future operating results difficult if not impossible. Accordingly, although the Company experienced significant growth in revenue in the fiscal year ended September 30, 1997, such growth should not be considered to be indicative of future revenue growth. In particular, the sales revenue the Company experienced in the third quarter of fiscal 1997 was not repeated in the fourth quarter of fiscal 1997. See "--Results of Operations." Future operating results will depend on many factors, including the demand for the Company's products, the level of product and price competition, the ability of the Company to expand its existing and to create new distribution channels, and the ability of the Company to develop and market new products and control costs. There can be no assurance that the Company's revenue will grow or be sustained in future periods or that the Company will ever achieve profitability.

RESULTS OF OPERATIONS

  Revenue: To date, substantially all of the Company's revenue has been derived from the sale of its MessageAlert products. Revenue consists of gross revenue less product returns. Revenue for the fiscal year ended September 30, 1996 increased from $308,067 to $3,735,773 for the fiscal year ended September 30, 1997. Revenue for the six month period ended March 31, 1997 increased from $932,366 to $1,272,470 for the six month period ended March 31, 1998. Sales to RBOCs and LECs constituted 69%, 86% and 70% of revenue for the fiscal year ended September 30, 1996, 1997 and for the six month period ended March 31, 1988, respectively. In addition, three customers accounted for 30%, 18% and 16% of sales in the fiscal year ended September 30, 1996, one customer accounted for 70% of sales in the fiscal year ended September 30, 1997 and two customers accounted for 62% and 22% of sales in the six month period ended March 31, 1988.

  During the third quarter of fiscal 1997, the Company recorded revenue of approximately $2.1 million primarily as the result of one customer conducting a particularly large marketing program using the Company's MessageAlert product during that quarter. Though the Company anticipates that the customer will run similar programs in the future, the customer is not committed to doing so and the timing of any such additional programs is uncertain. The Company earned revenue in the fourth quarter of fiscal 1997 and the first quarter of fiscal 1998 of $678,293 and $1,063,026 million, respectively.

  Cost of Sales: Cost of sales consists primarily of the cost to manufacture the Company's products. Cost of sales increased from $428,112 in the fiscal year ended September 30, 1996 to $2,760,380 in the fiscal year ended September 30, 1997 and from $723,529 for the six month period ended March 31, 1997 to $914,952 for the six month period ended March 31, 1998. These increases were the result of increased sales of the Company's products.

  Research and Development: Research and development expense consists primarily of personnel costs, contract engineering expense, development tooling, and supply expenses. Research and development expense increased from $537,902 for the fiscal year ended September 30, 1996 to $745,063 for the fiscal year ended September 30, 1997 and from $313,243 for the six month period ended March 31, 1997 to $731,173 for the six month period ended March 31,1998. The increase was primarily the result of an aggressive program to develop and expand the Company's product offerings which has significantly increased expenditures for engineers, outside consulting and development materials. The Company expects that the investment in research and development will continue at, or near, the current level for the remainder of fiscal 1998. See "Use of Proceeds" and "Business--Research and Development."

  Sales and Marketing: Sales and marketing expense consists primarily of personnel, consulting and travel costs and sales commissions related to the Company's sales and marketing efforts. Sales and marketing expenses increased from $549,916 for the year ended September 30, 1996 to $666,930 for the year ended September 30, 1997 and decreased from $298,253 for the six month period ended March 31, 1997 to $267,728 for the six month period ended March 31, 1998. The changes were attributable primarily to personnel decreases.

  The Company anticipates that sales and marketing expenses will increase significantly in future quarters as the Company hires additional sales personnel and attempts to expand existing and develop new distribution channels. See "Use of Proceeds" and "Business--Sales, Marketing and Distribution."

  General and Administrative: General and administrative expense consists of general management and finance personnel, professional fees and other general corporate expenses. General and administrative expenses increased from $440,089 for the year ended September 30, 1996 to $633,584 for the year ended September 30, 1997 and from $307,802 for the six month period ended March 31, 1997 to $440,736 for the six month period ended March 31, 1998. These increases were primarily the result of additional legal, accounting and printing expense and increases in executive salaries. The Company expects that it will need to hire additional accounting and financial personnel in order to support anticipated growth and comply with the reporting and investor relations obligations of a public company.

  Income Taxes: There was no provision for federal or state income taxes in fiscal 1995, 1996, 1997 or in the six month period ended March 31, 1998, as the Company incurred net operating losses. The Company expects to incur a net operating loss in future quarters and years. As of September 30, 1997, the Company had federal and state net operating loss carryforwards of approximately $3,140,000. The net loss carryforwards and credit carryforwards will expire in tax years 2002 through 2012, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended (the "Code"), and similar state provisions. The annual limitation may result in the expiration of net operating losses and credit carryforwards before full utilization. For financial reporting purposes, deferred tax assets primarily related to the net operating carryforwards recognized under Financial Accounting Standard No. 109, "Accounting for Income Taxes," have been fully offset by a valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to the IPO, the Company financed its operations primarily through sales of equity and debt securities and bank lines of credit. In the fiscal years ended September 30, 1996 and 1997, the Company's net cash used in operating activities equaled $2,034,658 and $1,298,708, respectively. The Company anticipates that it will have a negative cash flow from operating activities in future quarters and years.

  In August 1997, the Company completed its IPO which consisted of the sale of
1.6 million Units, each consisting of one share of Common Stock of the Company and one Class A Warrant to purchase one share of Common Stock of the Company at an exercise price of $6.50. The net proceeds of the IPO, after deducting the underwriting discounts and commissions and other expenses of the IPO was approximately $6.2 million.

  In March 1997, the Company completed the Bridge Financing which consisted of the sale of $850,000 principal amount of Bridge Notes bearing interest at an annual rate of 10% and Bridge Warrants to purchase an aggregate of 425,000 shares of Common Stock. The net proceeds of the Bridge Financing of approximately $735,000 were utilized by the Company to repay certain indebtedness and for working capital purposes including general and administrative expense and expenses of the IPO. The Company repaid the principal and accrued interest on the Bridge Notes with a portion of the proceeds of the IPO. The Company recognized a non-recurring charge of approximately $130,000 representing the aggregate amount of unamortized debt discount and debt issuance costs associated with the Bridge Financing at the time of repayment. See Note 3 of Notes to Financial Statements.

  The Company believes that the proceeds from the IPO, together with existing sources of liquidity, will satisfy the Company's anticipated cash needs through at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may attempt to sell additional equity or convertible debt securities or obtain credit facilities.

IMPACT OF THE YEAR 2000 ISSUE

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. To be in "Year 2000 compliance" a computer program must be written using four digits to define years. The Company's current adjunct and software products are largely independent of other operating environments and therefore, not affected by the Year 2000 Issue. All products currently in development are being designed to be in Year 2000 compliance.

  The Company is identifying Year 2000 dependencies in its systems and is investigating the need for changes to its internal information systems to make them Year 2000 compliant. The Company will initiate formal communications with all of its significant suppliers and financial institutions, and will be communicating with its large customers to determine the extent to which the Company is vulnerable to those third parties failing to remediate their own Year 2000 issues. The cost of the Year 2000 project is not expected to have a material effect on the Company's financial condition or results of operations. While the Company currently expects that the Year 2000 will not pose significant operational problems, delays in the implementation of new information systems, or a failure of its vendors, customer and financial institutions could have material adverse consequences, including delays in the delivery or sale of products.

RELEASE OF ESCROW SECURITIES

  In the event any Escrow Securities owned by securityholders of the Company who are officers, directors, consultants or employees of the Company are released from escrow, compensation expense will be recorded for financial reporting purposes. Therefore, in the event the Company attains any of the earnings or stock price thresholds required for the release of the Escrow Securities, the release will be treated, for financial reporting purposes, as compensation expense of the Company. Accordingly, the Company will, in the event of the release of the Escrow Securities, recognize during the period that the earnings or stock price thresholds are met a substantial noncash charge to earnings that would increase the Company's loss or reduce or eliminate earnings, if any, at such time. The amount of this charge will be equal to the aggregate market price of such Escrow Securities at the time of release from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities. See "Principal Shareholders--Escrow Securities."

                                   BUSINESS

  The Company is engaged in the development, manufacture, marketing and sale of computer telephony products for the business, SOHO and residential marketplaces. In recent years, the number of individuals and businesses relying on their telephone company service provider to provide them with services such as voice mail and CENTREX, a business-oriented service which eliminates the need for on-premise telephone switching equipment, has increased dramatically. The Company's products are designed to enhance the convenience and utility of these services by providing customers with features which are either not available or not included in standard service packages. The Company's MessageAlert product increases the timeliness and ease of message retrieval for voice mail subscribers by providing a visual indication that a message has been received. The Company's Centrex Receptionist product gives business and SOHO customers a cost-effective means of ensuring that incoming calls are properly routed even when a human attendant is not available.

INDUSTRY BACKGROUND

  Voice Mail

  In 1995, approximately 14 million residential and business customers received voice mail services from their telephone service provider. The number of customers subscribing to voice mail has increased at an annual rate of almost 20% since 1990. Residential voice mail subscribers typically pay their telephone service provider a monthly fee of $6 to $7 for voice mail services whereas business voice mail subscribers generally pay from $15 to $20. Because of its message management capabilities, reliability and remote access features, voice mail is a significant improvement over traditional telephone answering machines. However, voice mail subscribers know they have a message waiting only if they remember to pick up their telephone and listen for the distinctive stutter dial tone which indicates that a message has been received. As a result, messages are often received substantially later than if the blinking light of the traditional answering machine had been available. Telephone company voice mail product managers believe that the lack of a visual message waiting indicator is one of the major reasons that voice mail subscribers cancel their service. In a survey conducted by Pacific Bell, 83% of respondents stated that a voice mail indicator light either "enhanced" or "greatly enhanced" their voice mail service.

  Development of a visual indicator for telephone company provided voice mail was impeded by governmental regulation and shifting telephony standards. For many years, the Federal Communications Commission ("FCC") prohibited the use of any device which would take a telephone line "off-hook" for a purpose other than making a telephone call. As a result, it was illegal to sell a device which would sample a telephone line to determine if the stutter dial tone was present. In response to this restriction, the major domestic telephone companies in 1992 and 1993 adopted a signaling standard (known as "CLASS") which enabled a device which was attached to a telephone line to be alerted to the presence of a voice mail message without taking the line off-hook. In addition, in September 1995, the FCC issued a waiver to allow stutter tone detection devices to be attached to telephone lines. See "Business-- Governmental Regulation and Industry Standards." Despite these changes, the vast majority of subscribers to telephone company provided voice mail still do not receive a visual indication that they have a message waiting.

  The Notify Technology Solution

  The Company's MessageAlert product remedies this deficiency in voice mail services by providing subscribers with a visual indication that a message has been received. The MessageAlert is a small, battery-operated VMWI which connects to a voice mail subscriber's telephone line between the telephone jack and the telephone. The MessageAlert is designed to work with either one or both of the signaling standards used by telephone companies to indicate that voice mail has been received. When the MessageAlert senses that a message has been received, its indicator light begins to blink. Once the message has been retrieved, the light turns off. The Company believes the MessageAlert is the only battery operated VMWI compatible with both stutter and CLASS signaling on the market today.

  Stutter dial tone, a normal dial tone turned on and off intermittently, is still the most common signaling standard. This signal is initiated by a communication from the voice mail platform to the central office switch. If a subscriber has a message, the stutter dial tone is present; if there are no messages, the dial tone is normal. Stutter compatible VMWIs work by checking the telephone line whenever the customer completes a call and whenever a call is placed to the customer's number but not picked up. The VMWI turns its indicator light on or off based on the presence or absence of a stutter dial tone when it checks the line.

  CLASS signaling is emerging as a complement to, rather than a replacement for, stutter signaling. CLASS signals are low speed signals transmitted over the telephone line while the telephone is on hook. CLASS signals are used to support Caller-ID as well as voice mail. With CLASS signaling, the voice mail platform instructs the central office switch to notify the subscriber that they have a message. If the subscriber's telephone line is not in use, the CLASS signal is transmitted and picked up by the VMWI and the indicator light on the VMWI begins to blink. When the subscriber retrieves his messages, another CLASS signal is sent which causes the VMWI to cease blinking.

  Both stutter signaling and CLASS signaling have limitations. Implementing CLASS signaling often requires telephone companies to upgrade their switches and other elements of their network. In addition, a CLASS signal cannot be sent while the subscriber's phone is in use. If an attempt to transmit the CLASS signal to the subscriber's VMWI is unsuccessful because the subscriber's phone is in use, then the switch does not attempt to re-send the CLASS signal again for a period of time, often from two to four hours. As a result, a subscriber may not receive timely notification of messages received while they are on the phone.

  The stutter signal is deficient in two instances. First, if a subscriber picks up his messages remotely, the stutter signal will turn off but the VMWI's indicator light will stay on. Second, if a subscriber forwards a message to another subscriber, a common occurrence in the office context, the stutter signal will be implemented but the indicator light will not come on. Both these failures occur because the VMWI samples the line only after specified events; events which occur without the use of the subscriber's telephone do not trigger a sampling of the line. FCC regulations prohibit the sale or use of VMWIs which sample the line other than after the specific events described above.

  In order to overcome the deficiencies of stutter and CLASS signaling, the Company developed its MessageAlert product, a VMWI which is compatible with both standards. Combining stutter and CLASS signaling provides the advantages of both methods and eliminates the disadvantages of each. The stutter is immediate and never delayed, and CLASS signaling is not event driven. As a result, subscribers are ensured of timely notification of new messages. The Company has filed a patent application covering the "MultiSense" technology which provides dual signaling capability to its MessageAlert product.

  The Company is working with certain RBOCs and large LECs to encourage the adoption of dual signaling as the standard for voice mail services. The Company estimates that currently 20% of voice mail subscribers are on systems which support both stutter and CLASS signaling with the remaining 80% on systems which support only stutter signaling. The Company expects that eventually all telephone companies will offer both CLASS and stutter signaling throughout their networks but that the migration to dual signaling will be slow because of the expense of upgrading switches to handle CLASS signaling.

  Nevertheless, the Company believes that products which support dual-signaling will have a significant competitive advantage even in telephone systems with limited or no support for CLASS signaling. Almost all RBOCs and large LECs have announced their intention to implement CLASS signaling. Most will do so on a piecemeal basis over a number of years. During that transition period, tracking which customers have dual signaling and which only have stutter signaling will be difficult for the telephone companies from both an administrative and a technical standpoint. Distributing dual signal VMWIs to all customers regardless of which signaling standard they are currently receiving would eliminate the need for such tracking as well as the need to upgrade customers' VMWIs when their switching is upgraded. The Company believes that when marketing to the RBOCs and LECs the ability to support dual signaling is a significant competitive advantage.

  The Company also believes the type of power source a VMWI uses is often an important competitive feature. One of the Company's key MessageAlert products, the MessageAlert 300, is powered by batteries and can operate for over a year on one set of four "AA" batteries under normal operating conditions. This approach can be advantageous because telephones are often not located near power outlets and because the VMWI will cease to operate in the event of a power outage. Other competitors' products are powered by the current in the telephone line. While convenient, most large telephone companies disfavor this approach because such devices may adversely affect telephone service when they go off-hook to recharge their visual indicator circuit. In addition, a device connected to the public telephone network is not allowed under current FCC regulations to go off hook periodically for any reason other than to dial a number and use the network services.

  CENTREX

  Many businesses today rely on telephone company provided CENTREX services to handle their call processing needs rather than owning and maintaining their own telephone switches. CENTREX provides companies with most of the benefits of an internal system, such as call transferring, extension dialing, conference call capability and voice mail without the burdens of hardware ownership. There are currently over 10 million CENTREX lines in service in the United States, approximately 35% of which are in small businesses.

  The Company believes that many telephone companies need an auto attendant solution to offer their small business customers that will both sell CENTREX service and extend the continued use of CENTREX as the business grows. A major deficiency of CENTREX services for small businesses is that calls to a business' main or 800 number generally must be answered by a human attendant or they will go unanswered or be transferred into the business' general voice mail mailbox. For many small businesses, their main and 800 numbers are critical components of their operations yet they cannot afford to have a human attendant available at all times. These businesses need some way to ensure that all incoming calls are answered and properly routed. Some telephone companies have attempted to add central office based auto-attendant features to their CENTREX services. Such services have generally been expensive to purchase and cumbersome to install and maintain. They have not been widely accepted.

  The Notify Technology Solution

  The Company's Centrex Receptionist product, which was launched by an RBOC in February 1998, responds to the needs of small businesses or work groups which require an automated method of ensuring that incoming calls are answered and properly routed using the features built into CENTREX. The Centrex Receptionist is attached to the business' main or 800 number line and functions as an automated substitute for a human receptionist. Incoming calls are answered by the Centrex Receptionist which plays a custom greeting and provides the caller with a set of options. These options can include transferring the caller to a particular department, extension or person, providing the caller with pre-recorded information (such as directions to the business), or providing the caller with another set of menu options. The caller responds to the Centrex Receptionist by pressing the buttons on their touch-tone phone. If the caller chooses to be transferred to a specific extension or person, the Centrex Receptionist works in conjunction with the business' CENTREX service to ensure that the call is properly transferred.

  The Company believes that its current Centrex Receptionist, which has two or four ports for incoming telephone lines, can address the needs of most businesses with two to 50 telephone lines. The Company also gains a new source of revenue from customer support activities whereby Notify Technology Corporation provides ongoing remote maintenance services such as new extension additions, directory changes and related billable assistance. See "Business-- Research and Development."

BUSINESS STRATEGY

  The Company's goal is to become a leading supplier of computer telephony products to the business, SOHO, and residential marketplace. The Company's strategy for achieving this objective includes the following key elements:

  Position the MessageAlert as a "Bundled" Product

  The Company intends to encourage RBOCs and LECs to provide the Company's MessageAlert product to their customer as part of their voice mail service at no additional charge or at a subsidized price. The Company believes that recent reductions in the cost to manufacture its MessageAlert products will allow it to offer the products to RBOCs and LECs at a price where the expected revenues from an increased retention rate for voice mail subscribers will be sufficient to justify bundling it with their voice mail services.

  Incorporate Proprietary Technology in New Products

  The Company believes the proprietary technology in its MessageAlert and Centrex Receptionist products can be leveraged to provide new and enhanced telephony products for the business and SOHO market. For example, the technology in the MessageAlert can be used to provide Caller-ID and Call Waiting Caller-ID. The Company is also developing a product that will provide remote email access via the telephone. See "Business--Research and Development."

  Develop Telephone Company and Related Distribution Channels:

  The Company has established and is in the process of establishing OEM and joint marketing relationships with the RBOCs and large LECs for its MessageAlert and auto attendant product lines. In addition, the Company believes that many of the RBOCs' and LECs' authorized resellers would also be appropriate resellers of its products. Though establishing these channels requires a substantial amount of up-front time and effort, the Company believes that, if it is able to develop credibility in these channels, it will be able to use them to sell all of its products including its Centrex Receptionist and future products.

  Expand into International Markets:

  The Company believes there is a significant market for its products in European and Pacific Rim countries. Many of the telephone companies in these countries are just now introducing voice mail to their residential customers. By working with telephone companies as they begin implementation, the Company believes it can increase the possibility that its products will become a standard part of voice mail service in those countries. In addition, in those countries where CENTREX service is available or planned, the Company intends to use the telephone company, as well as other distributors, as a channel for its Centrex Receptionist product.

  The Company's strategy includes plans for substantial growth in the 1998 and 1999 fiscal years which could place a significant strain on its limited personnel, financial, management and other resources. In order to manage its planned growth, the Company will need to significantly expand its product development, sales and marketing capabilities and personnel. In addition, the Company will need to adapt its financial planning, accounting system, and management structure to accommodate such growth if it occurs. A failure by the Company to properly anticipate or manage its growth, if any, could adversely affect its business, operating results and financial conditions. In the last quarter of fiscal 1996, the Company over-estimated its growth rate and, as a result, built-up excessive inventories of certain products and components. There can be no assurance that the Company will not experience similar or more severe difficulties in the future.

PRODUCTS

  MessageAlert:

  Introduced in January 1996, the MessageAlert 300 was the first battery powered stutter and CLASS compatible VMWI on the market. The Company has applied for a patent on the MultiSense Technology incorporated in it which enables it to work with both signaling standards. In addition the MessageAlert is the first VMWI to include Autosensing Line Voltage Calibration ("ALVC"). ALVC allows the MessageAlert to perform in a wide range of consumer environments by causing it to calibrate itself automatically to whatever voltage is present on the telephone line. This adaptability reduces the likelihood that a customer will need telephone company support to install the product. The MessageAlert is marketed by the Company and certain telephone companies under the name "MessageAlert" and by certain other telephone companies under their own names. In addition, the Company markets a version of the MessageAlert, "MessageAlert PBX," which is specifically adapted for PBX environments.

  Below is a table listing certain features of the MessageAlert and the benefits the Company believes those features bring to end user and telephone companies:

FEATURES                 END USER BENEFIT                         TELEPHONE COMPANY BENEFIT
--------                 ----------------                         -------------------------
MultiSense Detection     Reliable indication of messages          Customers use service more
Autosense line voltage   Reliability                              Works in almost all environments
Battery Power            No AC adapter--no need for an outlet     Easy acceptance by the customer
                         Less desktop cabling mess
Low Cost                 Easily affordable                        Quicker, broader market penetration
Attractive Design        Pleasing to have in living or work areas Provides a physical presence including
                                                                  "brand" name
Post-it(R) Notes Holder  Added functionality                      Opportunities for pad-based promotions

  Centrex Receptionist

  The Centrex Receptionist is a stand-alone unit which provides the CENTREX customer with automatic call answer and transfer capability 24 hours a day. The Centrex Receptionist provides thirty minutes of recorded announcement time, special after hours or holiday announcements, and nine main menu items. Each main menu item supports nine selections which can be either a transfer to a telephone number or announcement. The Centrex Receptionist also provides extension dialing, name directory services and call statistics. The unit has a battery back-up that will last up to three days. The Centrex Receptionist is remotely configured by Notify Technology Customer Service but locally programmable by the user for voice messages and voice name directories using a touch tone telephone. It also has password protection for all administrative programming. The current Centrex Receptionist model supports two or four incoming CENTREX lines.

  Below is a table listing certain features of the Centrex Receptionist and the benefits the Company believes those features bring end users and telephone companies.

FEATURES                  END USER BENEFIT                        TELEPHONE COMPANY BENEFIT
--------                  ----------------                        -------------------------
Works in a CENTREX        Enhances their CENTREX service          Increased CENTREX customer acquisition
 Environment                                                      and retention
Two Levels of Menus       More efficient call routing             Works for different size businesses
Name Directory and        More flexible call processing           Competitive feature for CENTREX
 Extension Dialing                                                competing against PBX
Daily Call Statistics     Allows tracking of call volumes,        Statistics can be used to justify additional
                          types of calls, etc.                    CENTREX trunk lines
Voice Prompts for Set-up  Easy to configure                       Reduces customer support
Large Memory Capacity     Allows for 30 minutes of recording      Provides solution for a range of business
                          time of information                     applications
72 Hour Battery Back-up   Saves all configuration information     Reduces customer support and enhances
                          during power failure                    CENTREX reliability
System Copy/Back-up       Simple disaster recovery or duplication Enhances CENTREX reliability of system

  To date, the Company has received only limited revenue from the sale of its products. While the Company believes that its products are commercially viable, developing products for the consumer and business marketplaces is inherently difficult and uncertain. The Company does not believe its sales to date are sufficient to determine whether or not there is meaningful consumer or business demand for its products. The Company intends to devote a significant portion of the proceeds of the Offering to its sales and marketing efforts and to promote consumer and business interest in its products. There can be no assurance that such efforts will be successful or that significant market demand for the Company's products will ever develop.

  In order to reduce the manufacturing costs, limit the power consumption and otherwise enhance the operation of its products, the Company has from time to time redesigned its products. The Company expects that in the future it will engage in similar redesigns of its products. In addition, the Company is in the process of developing new, similarly complex products. Though the Company extensively tests its products before marketing them, any new, redesigned or current product may contain a design flaw which is undetected by the Company's testing procedures. For example, in August 1996, the Company recalled 6,500 of an earlier version of its MessageAlert product as a result of a design flaw and, in November 1996, the Company recalled 14,000 of its MessageAlert product also as a result of a design flaw. The direct cost to re-work and repair the defective products in these instances was approximately $29,000 and $13,000, respectively. In addition, the Company relies on subcontractors to manufacture and assemble its products. Though the Company has quality control procedures designed to detect manufacturing errors, there can be no assurance that the Company will identify all defective products. The Company believes that reliable operation will be an important purchase consideration for both its consumer and business customers. A failure by the Company to detect and prevent a design flaw or a widespread product defect could materially adversely affect the sales of the affected product and the Company's other products and materially adversely affect the Company's business, financial condition and operating results.

SALES, MARKETING AND DISTRIBUTION

  The Company's domestic and international marketing and sales activities for the MessageAlert to date have been focused on direct sales to large telephone companies. The MessageAlert has been either private labeled or joint marketed by GTE Communication Systems Corporation, Pacific Bell, BellSouth Corporation, Ameritech Corporation, Century Telephone Enterprises Inc., Commonwealth Telephone Company, Puerto Rico Telephone Company, Standard Telephone Company and Aliant Communications, Inc. Except with respect to Pacific Bell and Ameritech, the Company's relationship with these companies has not been reduced to a formal agreement or contract and none of these companies are obligated to purchase any product from the Company. The Company manufactures product based on purchase orders and forecasts of purchases received from RBOCs and LECs. The Company believes large telephone companies typically do business in this manner and does not intend to seek long-term contractual commitments from its telephone company customers.

  Qualifying its product and developing the marketing relationships necessary to enter into the foregoing relationships took substantially longer than the Company originally anticipated. RBOCs and LECs tend to be hierarchical organizations characterized by distributed decision-making authority and an institutional reluctance to take risks. As a result, selling a product to or entering into a marketing relationship with an RBOC or LEC is generally a lengthy process. The Company believes its success, if any, will be largely dependent on its ability to either sell its products to or enter into joint marketing arrangements with the RBOCs and LECs. In particular, the Company believes that its MessageAlert product can be sold profitably only if it is sold to or in conjunction with the RBOCs and LECs. A failure by the Company to develop significantly enhanced relationships with the RBOCs and LECs would have a materially adverse effect on the Company's business and operating results.

  The Company is marketing the Centrex Receptionist to the same group of large telephone companies it has targeted for the MessageAlert product. The Company believes that having established itself as a qualified supplier or joint marketing partner with respect to the MessageAlert product will help shorten the sales cycle with respect to the Centrex Receptionist. In particular, the Company believes the Centrex Receptionist and the MessageAlert product can be marketed together by the telephone companies to the business and SOHO market.

  The Company is marketing its products outside North America by using sales representatives from various countries. The Company has entered into a sales representative agreement covering France and another covering the United Kingdom, Germany, Netherlands, Spain, Sweden, and Switzerland.

TECHNICAL AND MARKETING SUPPORT

  The Company has developed product collateral and marketing programs for the Centrex Receptionist and MessageAlert products. The Company intends to expand its ongoing marketing programs. These marketing programs will include augmentation of collateral material, advertising and trade shows, supplemented with public relations campaigns.

  The Company provides back-up technical support to large telephone companies and resellers. All technical support is performed by the Company's support personnel. In the future, the Company's support organization will provide both sales and technical support. Sales support consists of sales and marketing training at the Company's home office training facility for its own sales force and those of authorized resellers. The Centrex Receptionist requires remote modem support by the Company's customer service group whenever the user wants to add lines, make directory changes and perform system back-up; most of which will be on a billable service arrangement.

RESEARCH AND DEVELOPMENT

  Since its inception, the Company has incurred approximately $2,014,138 in research and development expenses. The Company has had limited internal engineering resources and uses contract engineering resources for a significant portion of its research and development. The Company believes that its future depends significantly on its ability to continue to enhance its existing products and to develop new products, and the Company intends a continued investment for research and development. The Company's research and development efforts will be focused in three areas: cost reduction and feature enhancement of the MessageAlert product line; expansion of the MessageAlert architecture to create a combination Caller-ID/visual message waiting indicator product; and completion of a remote telephone access to e-mail product.

MANUFACTURING

  The Company has primarily used domestic contract manufacturing to minimize resources devoted to manufacturing and to maximum flexibility and response time. At times, the Company uses offshore turnkey manufacturing when production volume makes it a cost-effective alternative. To the extent possible, the Company uses standard parts and components for its products although certain components are custom designed and/or are available only from a single source or limited sources.

  The Company currently tests 100% of its products before shipping. It expects to implement a sample testing program once a statistically sufficient history has been established with respect to each of its manufacturing sources. The MessageAlert and Centrex Receptionist products each have one-year replacement warranties.

  Certain key components used in the Company's products are currently available only from single or limited sources. The Company does not have long term supply contracts with these or any other component vendors and purchases all of its components on a purchase order basis. No assurance can be given that component shortages will not occur or that the Company will be able to obtain the components it needs in a timely manner and on a commercially reasonable basis. In particular, the application specific integrated circuit ("ASIC") which forms the core of the Company's MessageAlert product is manufactured only by Microchip Technology, Inc. From time to time, the semiconductor industry has experienced extreme supply constraints. An inability of the Company to obtain sufficient quantities of ASICs from Microchip Technology, Inc. would have a materially adverse effect on the Company's business and operating results.

  The Company subcontracts the manufacture of its board level assemblies to third parties, and there can be no assurance that these subcontractors will be able to support the manufacturing requirements of the Company. An inability to obtain sufficient quantities of source components or subassemblies, or to develop alternative sources as required in the future, could result in delays or reductions in product shipments or could force the Company to redesign its products, either of which could materially adversely effect the Company's business and operating results.

GOVERNMENTAL REGULATION AND INDUSTRY STANDARDS

  The Company's products must comply with a variety of regulations and standards including regulations and standards set by the Federal Communications Commission, Underwriters Laboratories, National Registered Testing Laboratories, and Bell Communications Research. As the Company enters international markets it will be required to comply with whatever governmental regulations and industry standards exist in those markets. In addition, the U.S. telecommunications market is evolving rapidly in part due to recently enacted laws revamping the telecommunications regulatory structure. Additional legislative or regulatory changes are possible. A failure by the Company to comply with existing regulations and standards or to adapt to new regulations and standards could have a material adverse effect on the Company's business and operating results.

COMPETITION

  The Company currently has several direct competitors in the market for VMWIs. Voicewaves, Inc. produces VoiceLite, a line-powered, stutter tone only VMWI. Consumerware, Inc. produces VoiceMail Lite, a battery powered, stutter tone only VMWI. The Company believes the retail store units of Southwestern Bell Communications and GTE PhoneMarts stores are the only telephone companies which market the VoiceMail Lite. SNI Innovation, Inc. produces VisuAlert, a dual standard VMWI which requires an AC adapter. AASTRA TELECOM of Canada produces Call Answer Lite, a dual standard VMWI which requires an AC Adapter. The Company believes competition in the VMWI market is based on support of signaling standards, type of power source, other features, price and quality. The Company believes it competes favorably with respect to all of these factors.

  Certain manufacturers of competing VMWI products have greater financial, technical and marketing resources than the Company. In addition, there are several companies with substantially greater technical, financial and marketing resources than the Company which could produce competing products. These companies include telephone equipment manufacturers such as CIDCO Incorporated, Intelidata, Inc., Northern Telecom Limited, and Lucent Technologies Inc.

  The Company has three direct competitors in the market for auto-attendant products. Bogen Communications, Cobotyx Corporation, Inc. and SoloPoint, Inc. produce auto-attendant products which have basic call answering and call routing features but each is missing certain features such as multiple levels of menus, pre-recorded system prompts, interactive voice response for configuration, name directory functionality and call statistics. The Company believes competition in the auto-attendant market is based on features (including ease of use, availability of a name directory, amount of recording time and number of menu levels), price and quality. The Company believes it competes favorably with respect to all of these factors.

  The Company also faces indirect competition from manufacturers of PC-based call management systems. These systems are designed to provide voice mail capability, auto-attendant features, and CENTREX-style functionality on a PC platform. The cost of such systems is based on the price of the PC and whatever additional hardware and software is required. There are many companies that provide PC-based call management systems including Active Voice Corporation, Altigen Communications, and Voice Systems Research, Inc. The Company believes that by combining its Centrex Receptionist with a purchase of CENTREX services, a business can achieve similar or better call management services than from a PC-based system.

  The Company expects that to the extent that the market for either of its products develops, competition will intensify and new competitors will enter the market. There can be no assurance that the Company will be able to compete successfully against existing and new competitors as the market for its products evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would have a materially adverse effect upon the Company's business and results of operations.

PROPRIETARY RIGHTS

  The Company relies on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical measures to establish and protect its proprietary rights in its products. The Company has a design patent issued on the MessageAlert design. The MessageAlert design is unique in that it provides a visual message waiting indicator light packaged in the form of a 3M Post-it Note holder. In addition, the Company filed a patent application in July 1996 relating to the MultiSense technology used in the MessageAlert product. The Company's MultiSense technology automatically detects and reacts to either stutter or CLASS signaling. The Company intends to continue to apply for patents, as appropriate, for its future technologies and products.

  There are few barriers to entry into the market for the Company's products, and there can be no assurance that any patents applied for by the Company will be granted or that the scope of the Company's patent or any patents granted in the future will be broad enough to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, some of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the Company intends to distribute its products in a number of foreign countries. The laws of those countries may not protect the Company's proprietary rights to the same extent as the laws of the United States.

  The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel.

  The Company has entered into a non-exclusive license agreement with Active Voice Corporation ("Active Voice") pursuant to which the Company has agreed to pay an up-front fee on sales of its MessageAlert product in exchange for certain rights with respect to a patent issued to Active Voice covering stutter dial tone detection.

EMPLOYEES

  As of April 24 1998, the Company employed 16 persons of whom four were engaged in research and development, two in manufacturing, seven in sales, marketing, and customer support, and three in general administration and finance. During fiscal 1998, the Company contemplates increasing its staff at a pace consistent with the Company's business and growth, if any. None of the Company's employees are currently represented by a labor union. The Company considers its relations with its employees to be good.

  The Company's success, if any, will be dependent on its ability to attract and retain highly skilled technical personnel as well as marketing and sales personnel. If the Company is unable to hire the necessary personnel, the development of new products and enhancements to current products would likely be delayed or prevented. Competition for highly-skilled technical, managerial, sales, and marketing personnel is intense. There can be no assurance that the Company will be successful in retaining its key personnel and in attracting and retaining the personnel it requires for expansion.

FACILITIES

  The Company's principal executive offices are located at 1054 South DeAnza Boulevard, Suite 105, San Jose, California 95129. The facilities consist of approximately 3,900 square feet of office space pursuant to a lease that expires March 31, 1999. The Company will either renew its lease and acquire more space if available or enter into a lease for new premises in the local area.

LEGAL PROCEEDINGS

  Potential Trademark Litigation

  The Company received a letter in September from counsel to Airmedia, Inc. ("Airmedia") stating that Airmedia owns a federal trademark registration for the mark "Notify." The letter claimed that the use of the name "Notify" in connection with the sale of products or in an Internet domain name constitutes an infringement of Airmedia's trademark rights. The Company has come to an agreement with Airmedia to change the name of the Company to Notify Technology Corporation and for the Company to refrain from using the mark "Notify" in connection with the sale of its product in exchange for Airmedia to withdraw its claim of infringement. This name change was ratified by the shareholders of the Company at the Annual Shareholder Meeting on February 25, 1998.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages as of March 31, 1998, are as follows:

NAME                     AGE POSITION
----                     --- --------
Paul F. DePond(1).......  44 President, Chief Executive Officer andChairman of the Board of Directors
Gaylan I. Larson........  57 Vice President of Operations and Director
Gerald W. Rice..........  50 Chief Financial Officer and Secretary
Michael Ballard(1)(2)...  42 Director
Michael Smith(2)........  51 Director
Andrew Plevin(1)........  34 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  Paul F. DePond, founder of the Company, has served as its President, Chief Executive Officer and Chairman of the Board of Directors since the Company's inception in August 1994. From September 1992 through May 1994, Mr. DePond served as Vice President Corporate Marketing of Telebit Corporation, a supplier of high speed modems and dialup remote access products. From January 1991 through September 1992, Mr. DePond served as Vice President, Marketing, of Alantec Corporation, a manufacturer of networking products. Mr. DePond received a B.S. in Electrical Engineering and Computer Engineering in 1979, and an M.A. in Computer Science in 1980, each from the University of Michigan at Ann Arbor.

  Gerald W. Rice has served as Chief Financial Officer and Secretary of the Company since August 1994. From November 1993 to June 1996, he owned Comprehensive Business Services, a financial services company franchise. From April 1992 to April 1993, Mr. Rice served as Controller at Surface Science Instruments, a manufacturer of capital equipment for surface chemical analysis. From June 1990 to April 1992 Mr. Rice was Vice President of Finance and Secretary of Applied Dielectrics, a manufacturer of microwave circuit boards. Mr. Rice received an A.A. from Ohlone Community College in 1969 and a B.A. in Accounting from California State College of Stanislaus in 1971.

  Gaylan I. Larson has served as Vice President of Operations and as a Director of the Company since August 1994. From January 1991 to August 1994, Mr. Larson was Chief Operating Officer of SportSense, Inc., a manufacturer of golf training equipment. Prior to SportSense, Mr. Larson served as General Manager of the Data Systems Division of HewlettPackard Company, a company with which he had an 18 year relationship. Mr. Larson received an A.A. from Sacramento Junior College in 1959, a B.S. in Electrical Engineering from University of California, Berkeley in 1961, and a M.S.E.E. in Engineering from Newark College of Engineering in 1965.

  Michael Ballard has served as a director of the Company since January 1996. Mr. Ballard has been the Chief Executive Officer and Chairman of the Board of Savannah Chanel Vineyards, Inc. Mr. Ballard also sits on the Board of Directors of Telebit Corporation, a wholly owned subsidiary of Cisco Systems, Inc. From October 1996 to November 1997, Mr. Ballard served as a product director of Cisco Systems, Inc. From May 1995 to October 1996, Mr. Ballard served as Executive Vice President Marketing of Telebit Corporation. From June 1993 to September 1994, Mr. Ballard served as Chief of Operations of UUNet, Inc., an internet service provider. From January 1986 to May 1993, Mr. Ballard served as Chief Executive Officer of Telebit Corporation. Mr. Ballard received his B.F.A. in 1978 from the University of Utah.

  Michael Smith has served as a director of the Company since February 1996. Since 1970, Mr. Smith has been the President and owner of COMAC, a literature and product fulfillment company. Mr. Smith attended San Jose State University from 1964 through 1969.

  Andrew Plevin was elected as a director of the Company in February 1998. Since November 1997, Mr. Plevin has been acting Chief Executive Officer and President of Core Software Technology, Inc. From August 1993 to November 1997, Mr. Plevin served as Vice President of the Underwriter. Mr. Plevin was nominated to the Board of Directors pursuant to a requirement contained in the underwriting agreement between the Company and the Underwriter for the Company's IPO. The provision provides that the Underwriter shall have the right to designate one director of the Company's Board of Directors for a period of five years from the closing date of the Company's IPO.

  All directors are elected annually and serve until the next annual meeting of shareholders or until the election and qualification of their successors. All executive officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

  The Company's success, if any, will be dependent to a significant extent upon certain key management employees, including Messrs. DePond and Larson. The Company has 3year keyman term life insurance on Mr. DePond in the amount of $2 million and has entered into employment agreements with him and with Messrs. Larson, and Rice. See "Employment Contracts."

DIRECTOR COMPENSATION

  Members of the Company's Board of Directors do not receive compensation for their services as directors.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal year ended September 30, 1997, by (i) the Company's Chief Executive Officer and (ii) the Company's most highly compensated executive officers whose salary and bonus for such year exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                               -----------------------------
                          ANNUAL COMPENSATION                         AWARDS         PAYOUTS
                          -------------------                  --------------------- -------
                                                               RESTRICTED SECURITIES
                                                  OTHER ANNUAL   STOCK    UNDERLYING  LTIP    ALL OTHER
NAME AND PRINCIPAL              SALARY     BONUS  COMPENSATION  AWARD(S)   OPTIONS   PAYOUTS COMPENSATION
POSITION                 YEAR    ($)        ($)       ($)         ($)        (#)       ($)      ($)(1)
------------------       ----- --------    ------ ------------ ---------- ---------- ------- ------------
Paul F. DePond..........  1997  121,381      --       --          --         --        --       8,673
 Chief Executive Officer  1996  100,385      --       --          --         --        --       7,146
David P. Yewell (2).....  1997  102,204(3)   --       --          --         --        --       3,825
 Vice President of Sales  1996  101,345(4)   --       --          --         --        --       1,987
  & Marketing
Gaylan Larson...........  1997  112,446      --       --          --         --        --       7,518
 Chief Operations Offi-   1996   95,365      --       --          --         --        --         --
  cer

--------
(1) Represents payments of insurance premiums on behalf of the Named Executive Officers.
(2) Mr. Yewell resigned from his position at the Company on August 8, 1997.
(3) Includes amounts paid as commissions.
(4) Includes amounts paid as consulting fees.

  The following tables set forth certain information for the Named Executive Officers with respect to grants and exercises in fiscal 1997 of options to purchase Common Stock of the Company:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   NUMBER OF   % OF TOTAL
                                  SECURITIES    OPTIONS     EXERCISE
                                  UNDERLYING   GRANTED TO      OR
                                    OPTIONS   EMPLOYEES IN BASE PRICE EXPIRATION
NAME                              GRANTED (#) FISCAL YEAR    ($/SH)      DATE
----                              ----------- ------------ ---------- ----------
Paul F. DePond...................     --          --          --         --
David P. Yewell..................     --          --          --         --
Gaylan Larson....................     --          --          --         --

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES

                                                    NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                UNDERLYING OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                            SHARES      VALUE           YEAR END (#)                  FISCAL YEAR END (1)($)
                          ACQUIRED ON  REALIZED ---------------------------------    -------------------------
NAME                     EXERCISES (#)   ($)     EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                     ------------- -------- --------------    ---------------    ----------- -------------
Paul F. DePond..........      --         --               85,792             25,000    233,563        --
David P. Yewell.........      --         --                  --                 --         --         --
Gaylan Larson...........      --         --                  --                 --         --         --

--------
(1) Market value of underlying securities at fiscal year-end minus exercise price multiplied by the number of shares.

STOCK OPTION PLAN

  The Company's Stock Option Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The Stock Option Plan was approved by the Board of Directors and the shareholders in January 1997.

Unless terminated sooner, the Stock Option Plan will terminate automatically in January 2007. A total of 200,000 shares of Common Stock are currently reserved for issuance pursuant to the Stock Option Plan. As of March 31, 1998 the Company has granted options to purchase an aggregate of 37,875 shares of Common Stock to nine employees and two non-employees at $1.625 per share on the date of this registration.

  The Stock Option Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"), which Committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The exercise price of incentive stock options must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the Stock Option Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as "performancebased compensation" within the meaning of
Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the Stock Option Plan may not exceed ten years.

  The Stock Option Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Committee shall provide for the Optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

EMPLOYMENT CONTRACTS

  In December 1996, the Company entered into an employment agreement with Paul DePond, the Company's President and Chief Executive Officer. The agreement provides for a base salary of $130,000, which increases to $150,000 thirteen months following the Offering, and a $50,000 bonus contingent on the Company's attainment of certain performance milestones. In addition, if the Company is sold while Mr. DePond is employed by the Company, Mr. DePond will receive a bonus equal to 2% of the price at which the Company is sold.

  In the event that the Company terminates Mr. DePond without cause following a change in control, Mr. DePond is entitled to receive severance compensation equal to a continuation of his salary for a period of twentyfour (24) months. In the event that the Company terminates Mr. DePond without cause apart from a change of control, Mr. DePond is entitled to receive severance compensation equal to a continuation of his salary for a period of eighteen (18) months. Mr. DePond is not entitled to severance compensation in the event of a termination for cause or voluntary resignation. In the event of a termination due to disability, Mr. DePond is entitled to receive only those severance or disability benefits as are established under the Company's then existing severance and benefits plans and policies.

  In December 1996, the Company entered into employment agreements with Mr. Larson, the Company's Vice President of Operations and Mr. Rice, the Company's Chief Financial Officer. The agreements provide for base salaries of $115,000 and $105,000 for Messrs. Larson and Rice, respectively. Under the agreements, Messrs. Larson and Rice are eligible to receive annual bonuses based on an earnings target approved by the board of directors of the Company.

  In the event that the Company terminates Messrs. Larson or Rice without cause following a change in control, the terminated officer is entitled to receive severance compensation equal to a continuation of his salary for a period of twelve (12) months. In the event that the Company terminates Messrs. Larson or Rice without cause apart from a change of control, the terminated officer is entitled to receive severance compensation equal to a continuation of his salary for a period of six (6) months. Messrs. Larson and Rice are not entitled to severance compensation in the event of a termination for cause or voluntary resignation. In the event of a termination due to disability, the terminated officer is entitled to receive only those severance or disability benefits as are established under the Company's then existing severance and benefits plans and policies.

  The foregoing agreements define a "change in control" as (i) the acquisition of more than 30% of the voting securities of the Company by any person or group; (ii) a change in a majority of the board of directors of the Company occurring within a twoyear period; or (iii) the approval by the shareholders of the Company of a transaction which would result in a transfer of more than 50% of the Company's voting power provided, however, that a public offering of the Company's common stock does not constitute a change of control. The agreements define "cause" as an act of dishonesty in connection with employment; a conviction of a felony which will detrimentally affect the Company's reputation or business; willful and gross misconduct injurious to the Company; and continued and willful failure to perform duties. The agreements define "disability" as the inability to perform duties under the agreement due to mental or physical illness determined to be total and permanent by a physician.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

  The Company has adopted provisions in its Articles of Incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes the Company to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  At present, there is no pending material litigation or proceeding involving a director or officer of the Company where indemnification may be required or permitted. The Company is not aware of any threatened material litigation or proceeding which may result in a claim for such indemnification.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that it is the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In July 1996, pursuant to a Note Purchase Agreement, the Company issued convertible promissory notes (the "Convertible Shareholder Notes") and five-year warrants to purchase shares of the Company's Common Stock for an aggregate purchase price of $932,125 to certain investors. The Convertible Shareholder Notes were convertible into equity of the Company. Mr. Ballard, a director of the Company, purchased a Convertible Shareholder Note in the principal amount of $100,000 and the accompanying warrants for aggregate consideration of $100,000. Mr. Smith, a director of the Company, purchased a Convertible Shareholder Note in the principal amount of $50,000 and the accompanying warrants for aggregate consideration of $50,000. In January 1997, in connection with a restructuring of the Convertible Shareholder Notes, Mr. Ballard converted his note into 22,804 shares of Common Stock and exchanged his warrant for a warrant to purchase 6,528 shares of Common Stock at a price of $0.25 per share and Mr. Smith converted his note into 11,402 shares of Common Stock and exchanged his warrant for a warrant to purchase 3,264 shares of Common Stock at a price of $0.25 per share.

  In February 1997, the Company issued to Mr. DePond a 10% subordinated promissory note with principal amount of $65,000 and warrants to purchase 11,535 shares of the Company's Common Stock at a price per share of $3.00 for an aggregate purchase price of $65,000. These notes have been repaid in full, substantially out of the proceeds of the Company's IPO.

  In March 1997, the Company issued and sold 17 bridge units ("Bridge Units") at $50,000 per unit to certain investors. Each Bridge Unit consisted of a Bridge Note in the principal amount of $50,000 and Bridge Warrants to purchase 25,000 shares of Common Stock at a purchase price of $3.00 per share. The Bridge Warrants automatically converted into warrants with identical terms as the warrants sold in the Company's IPO and the Bridge Notes were repaid out of the proceeds from the IPO. Paul DePond purchased one Bridge Unit in the Bridge Financing. The Underwriter received certain fees in connection with the placement of the Bridge Units. See "Use of Proceeds."

  In April 1997, Michael Ballard, one of the Company's directors, loaned the Company $200,000 in exchange for a note (the "Ballard Note") in the principal amount of $200,000 and warrants to purchase 2,970 shares of the Company's Common Stock at a price per share of $5.00. The Company repaid the Ballard Note with a portion of the proceeds of the IPO. See "Use of Proceeds."

  The Company has an ongoing business relationship with COMAC, a literature and product fulfillment company owned by Michael Smith, its president and a director of the Company. The Company uses COMAC, along with other fulfillment companies, on a project by project basis to facilitate the distribution of its products to telephone company customers. The Company has no contractual obligation to use COMAC's services. In fiscal year 1997, the Company paid to COMAC $97,835 in fees. During the first two quarters of fiscal 1998, the Company paid to COMAC $56,485 in fees.

  In August 1997 the Company issued a five-year warrant to purchase 24,752 shares of the Company's Common Stock with an exercise price of $5.00 per share to Gerald W. Rice, the Company's Chief Financial Officer.

  From August 1993 to November 1997, Mr. Andrew Plevein, a director of the Board of Directors of the Company, served as Vice President of the Underwriter. The Underwriter served as placement agent for the Company's 1997 Bridge Financing and as underwriter for the Company's IPO. In connection with the Bridge Financing and IPO, the Underwriter received approximately $1,150,500 in discounts, commission, and non-accountable expense allowances. In addition, the Underwriter received an option to purchase 160,000 of the units offered in the IPO, at a price per unit equal to 140% of the IPO price, exercisable at any time, in whole or part, during the two year period commencing August 28, 2000. Each unit offered in the IPO consisted of a share of Common Stock of the Company and a warrant to purchase one share of Common Stock of the Company at an exercise price of $6.50 per share.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1998, (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by each of the Named Executive Officers, (iii) by each of the Company's directors, and (iv) by all directors and executive officers as a group. The Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

NAME AND ADDRESS OF BENEFICIAL OWNER  SHARES BENEFICIALLY OWNED(1) PERCENTAGE (1)
------------------------------------  ---------------------------- --------------
Paul F. DePond(2)..................             491,731                 13.6%
 c/o Notify Technology Corporation
 1054 S. De Anza Blvd., Suite 105
 San Jose, California 95129
Gaylan I. Larson...................             198,019                  5.6
 c/o Notify Technology Corporation
 1054 S. De Anza Blvd., Suite 105
 San Jose, California 95129
Gerald W. Rice(3)..................              94,058                  2.6
 c/o Notify Technology Corporation
 1054 S. De Anza Blvd., Suite 105
 San Jose, California 95129
Michael Ballard(4).................              71,970                  2.0
 c/o Notify Technology Corporation
 1054 S. De Anza Blvd., Suite 105
 San Jose, California 95129
Michael Smith(5)...................              54,269                  1.5
 c/o Notify Technology Corporation
 1054 S. De Anza Blvd., Suite 105
 San Jose, California 95129
Andrew Plevin(6)...................                 700                  *
 c/o Notify Technology Corporation
 1054 S. De Anza Blvd., Suite 105
 San Jose, California 95129
All directors and executive offi-
 cers as a group (6 persons).......             910,747                 24.9

--------
*Less than one percent.
(1) Applicable percentage of ownership is based on 3,540,226 shares of Common Stock outstanding as of March 31, 1998 together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to warrants currently exercisable or exercisable within 60 days after March 31, 1998 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other stockholder.
(2) Includes 85,792 shares issuable upon exercise of currently exercisable warrants.
(3) Includes 24,752 shares issuable upon exercise of currently exercisable warrants.
(4) Includes 9,543 shares issuable upon exercise of currently exercisable warrants.
(5) Includes 3,264 shares issuable upon exercise of currently exercisable warrants.
(6) Includes 350 shares issuable upon exercise of currently exercisable warrants.

ESCROW SECURITIES

  In connection with the IPO, the holders of the Company's Common Stock and warrants to purchase Common Stock placed 1,243,324 shares of the Company's Common Stock (the "Escrow Shares") and warrants to purchase 126,759 shares of Common Stock (the "Escrow Warrants" and, together with the Escrow Shares, the "Escrow Securities") into escrow pursuant to an escrow agreement ("Escrow Agreement") with the Company's transfer agent, American Stock Transfer and Trust, as escrow agent. The Escrow Securities are not assignable or transferable; however, the Escrow Shares may be voted. Holders of any Escrow Warrants in escrow may exercise their warrants prior to their release from escrow; however, the shares issuable upon any such exercise will continue to be held in escrow as Escrow Shares pursuant to the Escrow Agreement.

  The Escrow Agreement provides that one-half of the Escrow Securities (i.e. 685,041 shares of issued or issuable Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions are met:

  1. the Company's net income before provision for income taxes and exclusive of any extraordinary earnings as audited and determined by the Company's independent public accountants (the "Minimum Pretax Income") amounts to at least $1.4 million for the fiscal year ending September 30, 1998 or September 30, 1999;

  2. the Minimum Pretax Income amounts to at least $2.3 million for the fiscal year ending September 30, 2000;

  3. the Minimum Pretax Income amounts to at least $3.4 million for the fiscal year ending on September 30, 2001;

  4. the Minimum Pretax Income amounts to at least $4.5 million for the fiscal year ending on September 30, 2002;

  5. the Minimum Pretax Income amounts to at least $6.8 million for the fiscal year ending on September 30, 2003;

  6. commencing on August 28, 1997 and ending 18 months thereafter, the bid price of the Company's Common Stock averages in excess of $12.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days;

  7. commencing 18 months after August 28, 1997 and ending 36 months thereafter, the bid price averages in excess of $15.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days; or

  8. the Company is acquired by or merged into another entity in a transaction in which shareholders of the Company receive per share consideration at least equal to the level set forth in (6) above.

  The Escrow Agreement further provides that the remaining Escrow Securities (i.e. 685,042 shares of issued or issuable shares of Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is met:

  1. the Minimum Pretax Income amounts to at least $2.3 million for the fiscal year ending September 30, 1998 or September 30, 1999;

  2. the Minimum Pretax Income amounts to at least $3.4 million for the fiscal year ending on September 30, 2000;

  3. the Minimum Pretax Income amounts to at least $4.5 million for the fiscal year ending on September 30, 2001;

  4. the Minimum Pretax Income amounts to at least $5.6 million for the fiscal year ending on September 30, 2002;

  5. the Minimum Pretax Income amounts to at least $7.9 million for the fiscal year ending on September 30, 2003;

  6. commencing on August 28, 1997 and ending 18 months thereafter, the bid price of the Company's Common Stock averages in excess of $13.30 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days;

  7. commencing 18 months after August 28, 1997 and ending 36 months thereafter, the bid price averages in excess of $16.75 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days; or

  8. the Company is acquired by or merged into another entity in a transaction in which shareholders of the Company receive per share consideration at least equal to the level set forth in (6) above.

  The Minimum Pretax Income amounts set forth above (i) shall be calculated exclusive of any extraordinary earnings, including, but not limited to, any charge to income resulting from release of the Escrow Securities and (ii) shall be increased proportionately, with certain limitations, in the event additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock are issued after completion of the IPO. The bid price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits, reverse stock splits or other similar events.

  Any money, securities, rights or property distributed in respect of the Escrow Securities, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Securities. If none of the applicable Minimum Pretax Income or bid price levels set forth above have been met by December 31, 2003, the Escrow Securities, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of the Company. The Company expects that the release of the Escrow Securities to officers, directors, employees and consultants of the Company, if it occurs, will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period or periods during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity, it may have a negative effect on the market price of the Company's securities.

  The Minimum Pretax Income and bid price levels set forth above were determined by negotiation between the Company and the Underwriter and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                           DESCRIPTION OF SECURITIES

UNITS

  Each Unit consists of one share of Common Stock and one Warrant. Each Warrant entitles the holder thereof to purchase one share of Common Stock. The Common Stock and Warrants included in the Units are immediately transferable separately upon issuance.

COMMON STOCK

  The Company has authorized 15,000,000 shares of Common Stock, par value $0.001 per share. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

REDEEMABLE WARRANTS

  The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Stock Transfer and Trust Company. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Class A Warrants

  The holder of each Warrant is entitled, upon payment of the exercise price of $6.50, to purchase one share of Common Stock. Unless previously redeemed, the Warrants are exercisable at any time after issuance through August 26, 2002, provided that at such time a current prospectus relating to the underlying Common Stock is in effect and the underlying Common Stock is qualified for sale or exempt from qualification under applicable state securities laws. The Warrants included in the Units are immediately transferable separately from the Common Stock issued with such Warrants as part of the Units.

  Redemption

  Commencing on the first anniversary of the effective date of the Registration Statement, of which this Prospectus is a part, the Warrants are subject to redemption by the Company, upon 30 days written notice, at a price of $.05 per Warrant, if the average closing bid price of the Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $9.10 per share. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants of a class, except for those underlying the Unit Purchase Option, must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption.

  General

  The Warrants may be exercised upon surrender of the certificate or certificates therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the Subscription Form on the reverse side of the certificate or certificates completed and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

  The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Common Stock (or securities convertible, exchangeable or exercisable into Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things, (i) the issuance or exercise of options or other securities under the Stock Option Plan or other employee benefit plans or (ii) the sale or exercise of outstanding options or warrants or the Warrants offered hereby.

  The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a shareholder of the Company unless and until he exercises the Warrants.

  Upon notice to the Warrant Holders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

  Current Prospectus and State Registration Required to Exercise Warrants

  The Warrants included in the Units are detachable and separately tradeable. Although the Units were not knowingly sold to purchasers in jurisdictions in which the Units were not registered or otherwise qualified for sale, purchasers who reside in or move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable may buy Units (or the Warrants included therein) in the aftermarket. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the underlying shares could be registered or qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption from such qualification exists in such jurisdictions. No assurance can be given that the Company will be able to effect any such required registration or qualification.

  Additionally, holders of the Units will be able to exercise the Warrants included therein only if a current prospectus relating to the shares underlying the Warrants is then in effect under the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. Although the Company has undertaken to use reasonable efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, no assurance can be given that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the shares issuable upon the exercise of the Warrants is not kept effective or if such shares are not qualified or exempt from qualification in the states in which the holders of the Warrants then reside.

PREFERRED STOCK

  The Company has authorized 5,000,000 shares of Preferred Stock. Shares of Preferred Stock may be issued without shareholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. No shares of Preferred Stock were outstanding upon the closing of the Offering and the

Company has no present intention to issue any shares of Preferred Stock. Any Preferred Stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of holders of Common Stock and discourage, delay or prevent a change in control of the Company.

UNIT PURCHASE OPTION

  Upon the closing of the IPO, the Company granted to the Underwriter the Unit Purchase Option to purchase up to 160,000 Units. The Units issuable upon exercise of the Unit Purchase Option will be identical to the Units hereby described. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for two years, except to any officer of the Underwriter or members of the selling group or their officers. The Unit Purchase Option is exercisable during the two-year period commencing August 28, 2000 at an exercise price of $7.00 per Unit (140% of the initial public offering price) subject to adjustment in certain events. The holders of the Unit Purchase Option have certain demand and piggyback registration rights.

TRANSFER AGENT AND WARRANT AGENT

  American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to August 28, 1997, there was no public market for the Common Stock. Sale of a substantial number of shares of Common Stock into the public market could adversely affect prevailing market prices for the Common Stock.

  The Company has outstanding an aggregate of 3,540,226 shares of Common Stock as of March 31, 1998. In addition to the 1,600,000 shares of Common Stock sold at the IPO, there are 1,940,226 shares of Common Stock outstanding, all of which are Restricted Securities under the Act. Approximately 1,068,656 of such shares were eligible for sale immediately following the IPO without restriction in reliance on Rule 144(k) under the Act. Beginning 90 days after August 28, 1997, an additional 903,310 of such shares became eligible for sale in the public market pursuant to Rule 144, subject to the volume and other restrictions under such rule. However, holders of all of the outstanding shares of Common Stock of the Company have agreed not to sell or otherwise dispose of any securities of the Company without the Underwriter's prior written consent for a period of 13 months from August 28, 1997. In addition 1,243,324 of such shares are Escrow Shares subject to the Escrow Agreement. See "Principal Shareholders/Escrow Securities."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any threemonth period, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock (35,402 shares as of March 31, 1998) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the ninety (90) days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares without having to comply with the manner of sale, volume limitation or notice filing provisions described above.

  Any employee of the Company who purchased his or her shares of Common Stock pursuant to a written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provision of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144.

  Holders of the Warrants included in the Units are entitled to purchase an aggregate of 1,600,000 shares of Common Stock upon exercise of the Warrants at any time during the five-year period following August 28, 1997, provided that the Company satisfies certain securities registration requirements with respect to the securities underlying the Warrants.

  Up to 320,000 additional shares of Common Stock may be purchased by the Underwriter through the exercise of the Unit Purchase Option and the Warrants contained in the Unit Purchase Option. Any and all of such shares of Common Stock will be tradeable without restriction, provided that the Company satisfies certain securities registration requirements in accordance with the terms of the Unit Purchase Option. The Underwriter has demand and "piggyback" registration rights with respect to the securities underlying the Unit Purchase Option.

  The Bridge Financing investors have agreed with the Company not to exercise, sell, transfer, assign, hypothecate or otherwise dispose of their Public Warrants for a period of one year following August 28, 1997. The Company has agreed to register for resale on behalf of the Bridge Financing investors the 425,000 Public Warrants and the shares of Common Stock underlying such Public Warrants upon expiration of such one-year period.

                             PLAN OF DISTRIBUTION

  The price of the Common Stock offered hereby is based on the exercise price of the Warrants as provided in the Warrant Agreement. Certain of the Company's executive officers will participate in the sale of the Shares to holders upon exercise of the Warrants. These participants, who will not receive any compensation for these activities, will not be deemed to be brokers pursuant to Rule 3(a)4-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and will merely ensure compliance with the Company's obligations under the Warrant Agreement in connection with the issuance of the Shares upon exercise of the Warrants.

  American Stock Transfer & Trust Company, the Company's transfer agent, has been designated as warrant agent (the "Warrant Agent") for the Warrants. Pursuant to the Warrant Agreement, if at the time of the exercise of any Warrant in respect of that Warrant (i) the market price of the Company's Common Stock is greater than the purchase price of the Warrant, (ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc. ("NASD"), (iii) the Warrant was not held in a discretionary account, (iv) disclosure of compensation arrangements was made both at the time of the original offering and at the time of exercise; and (v) the solicitation of the exercise of the Warrant was not in violation of Regulation M promulgated under the Exchange Act, the Warrant Agent, simultaneously with the distribution of the proceeds from the exercise of the Warrant to the Company shall, on behalf of the Company, pay from the proceeds, a fee of 5% of the purchase price to the Underwriter. A portion of such fee may be reallowed by the Underwriter to the dealer who solicited the exercise. In the event that the above conditions are not met, the Company will not pay any finder's fee or commission in connection with the offering hereby of the Shares in connection with the exercise of the Warrants. The Company will pay all of the expenses incident to the Offering which are estimated to be less than $570,000.

  The Warrants may be exercised any time before the Expiration Date. Delivery of Shares upon exercise of a Warrant will be made to the holder immediately following receipt by the Warrant Agent of the original Warrant Certificate, with the subscription form on the reverse thereof duly executed, along with payment of the purchase price in cash or by official bank or certified check payable to the Company. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of exercise and the person entitled to receive the Shares deliverable upon such exercise shall be treated for all purposes as the holder of those Shares as of the close of business on the date of exercise. Any Shares issued in connection with a timely exercise will be shares of the Company's Common Stock which have been registered for resale under the Securities Act as provided in the Underwriting Agreement.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The financial statements of Notify Technology Corporation as of September 30, 1997 and for each of the two years in the periods ended September 30, 1996 and 1997, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and amendments thereof and the exhibits thereto, which are available for inspection without charge, and copies of which may be obtained at prescribed rates, at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

  The Company will provide, without charge, to each person who received a Prospectus, upon written or oral request of such person to the Company at the mailing address or telephone number listed below, a copy of any of the information incorporated by reference. The mailing address of the Company's principal executive offices is Notify Technology Corporation, 1054 S. De Anza Blvd., Suite 105, San Jose, California 95129 and its telephone number is (408) 777-7920.

                         NOTIFY TECHNOLOGY CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2
Audited Financial Statements............................................... F-3
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statement of Shareholders' Equity (Net Capital Deficiency)................. F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
 Notify Technology Corporation

  We have audited the accompanying balance sheet of Notify Technology Corporation as of September 30, 1997, and the related statements of operations, shareholders' equity (net capital deficiency), and cash flows for the years ended September 30, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Notify Technology Corporation at September 30, 1997, and the results of its operations and its cash flows for the years ended September 30, 1996 and 1997, in conformity with generally accepted accounting principles.

San Jose, California
October 17, 1997

                         NOTIFY TECHNOLOGY CORPORATION

                                 BALANCE SHEETS

                                                      SEPTEMBER 30,  MARCH 31,
                                                          1997         1998
                                                      ------------- -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents...........................  $5,030,331   $3,749,371
 Accounts receivable, net of allowance for doubtful
  accounts of
  $19,314 and $18,078, respectively..................     436,905       86,251
 Inventories.........................................   1,095,578      896,572
 Other current assets................................      13,029       20,975
                                                       ----------   ----------
                                                        6,575,843    4,753,169
Property and equipment, net..........................     113,739      113,219
Other assets.........................................      21,029      213,187
                                                       ----------   ----------
                                                       $6,710,611   $5,079,575
                                                       ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Line of credit......................................  $   36,665   $   11,665
 Accounts payable....................................     715,354      275,180
 Other accrued liabilities...........................     229,762      297,032
 Royalties payable...................................      64,333          --
 Note payable to shareholder.........................     200,000          --
                                                       ----------   ----------
Total current liabilities............................   1,246,114      583,877
Commitments
Shareholders' equity:
 Preferred stock, $0.001 par value, 5,000,000 shares
  authorized,
  none issued and outstanding........................         --           --
 Common stock, $0.001 par value, 15,000,000 shares
  authorized,
  3,547,214 and 3,540,226 shares issued and outstand-
  ing at
  September 30, 1997 and March 31, 1998, respective-
  ly.................................................       3,547        3,540
 Additional paid-in capital..........................   8,942,916    8,942,575
 Notes receivable from shareholders..................     (15,775)     (11,600)
 Accumulated deficit.................................  (3,466,191)  (4,438,817)
                                                       ----------   ----------
Total shareholders' equity...........................   5,464,497    4,495,698
                                                       ----------   ----------
 Total liabilities and shareholders' equity..........  $6,710,611   $5,079,575
                                                       ==========   ==========

                         NOTIFY TECHNOLOGY CORPORATION

                            STATEMENTS OF OPERATIONS

                                                            SIX-MONTH PERIOD
                              YEAR ENDED SEPTEMBER 30,      ENDED MARCH 31,
                              --------------------------  ---------------------
                                  1996          1997        1997        1998
                              ------------  ------------  ---------  ----------
                                                              (UNAUDITED)
Product sales...............  $    308,067  $  3,735,773  $ 932,366  $1,272,470
Cost of sales...............       428,112     2,760,380    723,529     914,952
                              ------------  ------------  ---------  ----------
Gross profit (loss).........      (120,045)      975,393    208,837     357,518
Operating costs and ex-
 penses:
 Research and development...       537,902       745,063    313,243     731,173
 Sales and marketing........       549,916       666,930    298,253     267,728
 General and administrative.       440,089       633,584    307,802     440,736
                              ------------  ------------  ---------  ----------
Total operating costs and
 expenses...................     1,527,907     2,045,577    919,298   1,439,637
                              ------------  ------------  ---------  ----------
Loss from operations........    (1,647,952)   (1,070,184)  (710,461) (1,082,119)
Interest expense............       (32,811)     (199,133)   (57,757)     (2,420)
Other income and (expense),
 net........................        23,544        16,761     (1,477)    111,913
                              ------------  ------------  ---------  ----------
 Net loss before extraordi-
  nary item.................    (1,657,219)   (1,252,556)  (769,695)   (972,626)
Extraordinary item loss from
 early extinguishment of
 bridge notes...............           --       (130,354)       --          --
                              ------------  ------------  ---------  ----------
Net loss....................  $ (1,657,219) $ (1,382,910) $(769,695) $ (972,626)
                              ============  ============  =========  ==========
Basic and diluted net loss
 per share before extraordi-
 nary item..................  $     (10.71) $      (2.63) $   (3.18) $    (0.42)
                              ============  ============  =========  ==========
Basic and diluted net loss
 per share..................  $     (10.71) $      (2.91) $   (3.18) $    (0.42)
                              ============  ============  =========  ==========
Weighted average shares used
 in computing net loss
 per share..................       154,694       475,448    242,395   2,297,023
                              ============  ============  =========  ==========
 Pro forma net loss per
  share.....................  $      (3.18) $      (1.71) $   (1.27)
                              ============  ============  =========
Weighted average shares used
 in computing pro forma net
 loss per share.............       519,992       809,290    607,693
                              ============  ============  =========

                         NOTIFY TECHNOLOGY CORPORATION

           STATEMENT OF SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                                                                                 TOTAL
                               CONVERTIBLE                                            NOTES                  SHAREHOLDERS'
                             PREFERRED STOCK         COMMON STOCK      ADDITIONAL   RECEIVABLE                EQUITY (NET
                          ----------------------  -------------------   PAID-IN        FROM     ACCUMULATED     CAPITAL
                            SHARES      AMOUNT     SHARES     AMOUNT    CAPITAL    SHAREHOLDERS   DEFICIT     DEFICIENCY)
                          ----------  ----------  ---------  --------  ----------  ------------ -----------  -------------
Balances at September
 30, 1995...............   1,000,000  $  100,000    848,804  $ 42,865  $      --     $(19,800)  $  (426,062)  $ (302,997)
Issuance of Series B
 convertible preferred
 stock for cash at $0.50
 per share..............   3,500,000   1,750,000        --        --          --          --            --     1,750,000
Repurchases of common
 stock..................         --          --     (32,590)   (1,646)        --        2,500           --           854
Repayments of notes
 receivable from
 shareholders...........         --          --         --        --          --       12,800           --        12,800
Issuances of common
 stock at $0.05 per
 share in exchange for
 note receivable and
 cash...................         --          --      68,911    17,400         --      (13,150)          --         4,250
Net loss................         --          --         --        --          --          --     (1,657,219)  (1,657,219)
                          ----------  ----------  ---------  --------  ----------    --------   -----------   ----------
Balance at September 30,
 1996...................   4,500,000   1,850,000    885,125    58,619         --      (17,650)   (2,083,281)    (192,312)
Repayments of notes
 receivable from
 shareholders...........         --          --         --        --          --        4,075           --         4,075
Issuances of common
 stock to employees.....         --          --      33,057    12,200         --       (9,200)          --         3,000
Repurchases of common
 stock from shareholder.         --          --     (27,722)   (7,000)        --        7,000           --           --
Issuances of common
 stock pursuant to
 conversion of
 convertible promissory
 notes and accrued
 interest...............         --          --     165,694   761,476         --          --            --       761,476
Issuance of bridge
 warrants...............         --          --         --    116,875         --          --            --       116,875
Conversion of no par
 common stock to $0.001
 par common stock.......         --          --         --   (941,114)    941,114         --            --           --
Issuance of common
 shares pursuant to
 initial public offering
 (net of expenses)......         --          --   1,600,000     1,600   6,152,533         --            --     6,154,133
Conversion of preferred
 A and preferred B
 shares to common shares
 pursuant to initial
 public offering........  (4,500,000) (1,850,000)   891,060       891   1,849,109         --            --           --
Option purchased by
 underwriter............         --          --         --        --          160         --            --           160
Net loss................         --          --         --        --          --          --     (1,382,910)  (1,382,910)
                          ----------  ----------  ---------  --------  ----------    --------   -----------   ----------
Balance at September 30,
 1997...................         --          --   3,547,214     3,547   8,942,916     (15,775)   (3,466,191)   5,464,497
Repurchases of common
 stock from shareholder
 (unaudited)............         --          --      (7,012)       (7)       (347)      4,175           --         3,821
Proceeds from exercise
 of warrants
 (unaudited)............         --          --          24         0           6         --            --             6
Net loss (unaudited)....         --          --         --        --          --          --       (972,626)    (972,626)
                          ----------  ----------  ---------  --------  ----------    --------   -----------   ----------
Balance at March 31,
 1998 (unaudited).......         --   $      --   3,540,226  $  3,540  $8,942,575    $(11,600)  $(4,438,817)  $4,495,698
                          ==========  ==========  =========  ========  ==========    ========   ===========   ==========

                         NOTIFY TECHNOLOGY CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                SIX-MONTH
                                       YEAR ENDED              PERIOD ENDED
                                      SEPTEMBER 30,             MARCH 31,
                                 ------------------------  ---------------------
                                    1996         1997        1997        1998
                                 -----------  -----------  ---------  ----------
                                                               (UNAUDITED)
CASH FLOWS USED IN OPERATING
 ACTIVITIES
Net loss.....................    $(1,657,219) $(1,382,910) $(769,695) $ (972,626)
Adjustments to reconcile net
 loss to net cash used in op-
 erating activities:
 Depreciation and amortiza-
 tion........................         23,132       38,038     15,353      24,696
 Deferred financing charges
 and accretion related to
 bridge notes................            --       232,375     18,479         --
   Conversion of accrued in-
   terest on convertible
   notes to common stock.....            --        29,351     29,351         --
 Changes in operating assets
 and liabilities:
   Accounts receivable.......       (130,814)    (302,223)  (181,523)    350,654
   Inventory.................       (560,080)    (515,649)   (76,445)    199,008
   Other current assets......         (3,156)     (25,293)  (310,079)   (200,104)
   Accounts payable..........         93,051      598,557    316,256    (440,174)
   Other accrued liabilities.        200,428       29,046      7,854       2,937
                                 -----------  -----------  ---------  ----------
Net cash used in operating
 activities..................     (2,034,658)  (1,298,708)  (950,449) (1,035,611)
                                 -----------  -----------  ---------  ----------
CASH FLOWS USED IN INVESTING
 ACTIVITIES
Expenditures for property and
 equipment...................        (88,566)     (58,874)   (41,088)    (24,175)
                                 -----------  -----------  ---------  ----------
CASH FLOWS PROVIDED BY FI-
 NANCING ACTIVITIES
Proceeds from issuance of
 preferred stock.............      1,450,000          --       3,000         --
Proceeds from issuance of
 common stock................          5,104        3,000        --          --
Proceeds from issuance of
 convertible notes payable...        807,125      125,000    125,000         --
Net proceeds from bridge
 notes.......................            --       734,500    734,500         --
Repayment of bridge note pay-
 able........................            --      (850,000)       --          --
Advances under line of cred-
 it..........................         50,000       44,000    150,000         --
Repayments under line of
 credit......................            --       (57,335)  (200,000)    (25,000)
Payments on repurchase of
 unvested stock..............            --           --         --         (354)
Proceeds from notes payable
 to shareholders.............            --       265,000     65,000         --
Payments on notes payable to
 shareholders................        (45,000)    (295,000)    (5,000)   (200,000)
Payments of notes receivable
 from shareholders...........         12,800        4,075        325       4,175
Proceeds from promissory
 note........................            --       175,000        --          --
Repayment of promissory note.            --      (175,000)       --          --
Proceeds from initial public
 offering, net...............            --     6,154,133        --          --
Proceeds from exercise of
 warrants....................            --           --         --            5
Proceeds from purchase of un-
 derwriter warrant...........            --           160        --          --
                                 -----------  -----------  ---------  ----------
Net cash provided by (used
 in) financing activities....      2,280,029    6,127,533    872,825    (221,174)
                                 -----------  -----------  ---------  ----------
Net increase (decrease) in
 cash and cash equivalents...        156,805    4,769,951   (118,712) (1,280,960)
Cash and cash equivalents at
 beginning of period.........        103,575      260,380    260,380   5,030,331
                                 -----------  -----------  ---------  ----------
                                 $   260,380  $ 5,030,331  $ 141,668  $3,749,371
                                 ===========  ===========  =========  ==========
NONCASH FINANCING ACTIVITIES
Common stock issued for notes
 receivable from sharehold-
 ers.........................    $    13,150  $     9,200  $   9,200         --
                                 ===========  ===========  =========  ==========
Conversion of convertible
 notes payable to preferred
 stock.......................    $   300,000  $       --   $     --   $      --
                                 ===========  ===========  =========  ==========
Conversion of convertible
 preferred stock to common
 stock.......................    $       --   $ 1,850,000  $     --   $      --
                                 ===========  ===========  =========  ==========
Common stock retired for
 notes receivable from share-
 holders.....................    $     2,500  $     7,000  $     --   $      --
                                 ===========  ===========  =========  ==========
Conversion of convertible
 stock payable and accrued
 interest to common stock....    $       --   $   761,476  $ 761,476  $      --
                                 ===========  ===========  =========  ==========
Value ascribed to warrants
 issued in conjunction with
 private placement...........    $       --   $   116,875  $ 116,875  $      --
                                 ===========  ===========  =========  ==========
Supplemental disclosure of
 cash flow information
Cash paid for interest.......    $     8,817  $    71,140  $   3,948  $   12,182
                                 ===========  ===========  =========  ==========

                         NOTIFY TECHNOLOGY CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION AT MARCH 31, 1998 AND FOR THE SIX-MONTH

           PERIODS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

  On February 25, 1998 the Company changed its name from Notify Corporation to Notify Technology Corporation. Notify Technology Corporation (the "Company") develops, manufactures and markets computer telephony products.

INTERIM RESULTS

  The accompanying balance sheet as of March 31, 1998 and the statements of operations, stockholders' equity (net capital deficiency) and cash flows for the six-month periods ended March 31, 1997 and 1998 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of interim periods. The data disclosed in these notes to the financial statement for these periods is also unaudited.

STOCK SPLIT

  In January 1997, the board of directors approved a reverse stock split of one-for-5.05 of all outstanding shares of common stock and changed the conversion ratio of preferred stock to one share of common stock for every
5.05 preferred shares. All common share and per share information included in the accompanying financial statements has been retroactively adjusted to give effect to the stock split as well as the change in the preferred stock conversion ratio. Additionally, in conjunction with the Company's public offering described below, the Company converted its no par common stock to common stock with par value of $0.001 per share.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company is exposed to credit risk in the event of default by the financial institutions to the extent of amounts recorded on the balance sheet.

INVENTORIES

  Inventories are stated at the lesser of actual cost, on a first-in, first-out basis, or fair value and consist of the following:

                                                         SEPTEMBER 30, MARCH 31,
                                                             1997        1998
                                                         ------------- ---------
   Raw materials........................................  $  509,277   $540,296
   Work-in-process......................................     255,607    184,793
   Finished goods.......................................     330,694    171,483
                                                          ----------   --------
                                                          $1,095,578   $896,572
                                                          ==========   ========

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost and depreciated or amortized on a straight-line basis of the lesser of the estimated useful lives of the asset or the lease term. The estimated useful lives range from three to five years.

                         NOTIFY TECHNOLOGY CORPORATION

             (INFORMATION AT MARCH 31, 1998 AND FOR THE SIX-MONTH

           PERIODS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


REVENUE RECOGNITION

  Product sales are recognized upon product shipment. In fiscal 1996, three customers accounted for 30%, 18% and 16% of sales. In fiscal 1997, one customer accounted for 70% of sales and two customers accounted for 62% and 22% of sales in the six month period ended March 31, 1998.

INCOME TAXES

  The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, the liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

  The Company sells its products primarily to regional bell operating companies and local exchange carriers in the United States. The Company performs on-going credit evaluations and generally requires no collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. One customer accounted for 74% and three customers accounted for 31%, 24% and 19% of accounts receivable at September 30, 1997 and March 31, 1998, respectively.

NOTES PAYABLE

  The carrying amounts of the Company's note payable approximates its fair value. The fair value of the Company's note payable is estimated using discounted cash flow analysis, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

STOCK OPTIONS

  The Company accounts for its stock option plan in accordance with provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), that provides an alternative to APB 25. The Company will continue to account for its employee stock plans in accordance with the provisions of APB 25 with footnote disclosures of the material impact of SFAS 123. The number of stock options granted in fiscal year ended 1997 are not material, therefore, the effect of applying the SFAS 123 fair value based method to the Company's option grants would not result in pro forma net loss materially different from historical amounts reported. Therefore, such pro forma information specified in SFAS 123 are not separately presented herein. Future pro forma net income results may be materially different from actual amounts reported.

NET LOSS PER SHARE

  Net loss per share is computed using the weighted-average number of shares of common stock outstanding during the periods presented. Potential common shares are excluded from the computation as their effect is

                         NOTIFY TECHNOLOGY CORPORATION

             (INFORMATION AT MARCH 31, 1998 AND FOR THE SIX-MONTH

           PERIODS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

antidilutive. In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 127 replaced the previously reported primary and fully diluted earnings per share, with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilute effects of options, warrants, and convertible securities. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements. The weighted average number of common shares used in the net loss per share calculation was reduced by the common stock, and potential common shares placed in escrow in connection with the Company's initial public offering.

  Pro forma net loss per share has been computed as described above and also gives effect to the conversion of preferred stock that converted to common stock upon completion of the Company's initial public offering.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The statement established standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. This standard will require that an enterprise display an amount representing total comprehensive income for the period. SFAS 130 will be effective for fiscal year 1999. The Company does not expect the adoption of SFAS 130 to have a significant impact on the Company's reported results of operations.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new requirements for the reporting of information regarding operating segments, products, services, geographic areas and major customers. SFAS No. 131 will be effective for fiscal year 1999. The Company does not expect the adoption of SFAS No. 131 to have a significant impact on the Company's segment disclosure.

2.PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        SEPTEMBER 30, MARCH 31,
                                                            1997        1998
                                                        ------------- ---------
   Furniture and office equipment......................   $175,856    $200,032
   Leasehold improvements..............................      2,246       2,246
                                                          --------    --------
                                                           178,102     202,278
   Less accumulated depreciation and amortization......    (64,363)    (89,059)
                                                          --------    --------
                                                          $113,739    $113,219
                                                          ========    ========

3.FINANCING ARRANGEMENTS

PRIVATE PLACEMENT

  In March 1997, the Company completed a private placement of an aggregate of $850,000 principal amount of notes ("bridge notes") and 425,000 warrants ("bridge warrants") in which it received net proceeds of

                         NOTIFY TECHNOLOGY CORPORATION

             (INFORMATION AT MARCH 31, 1998 AND FOR THE SIX-MONTH

           PERIODS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

approximately $735,000 (after expenses of issuance). The bridge notes were repaid, together with interest which accrued at the rate of 10% per annum, upon the closing of the public offering discussed below. Each bridge warrant automatically converted upon the closing date of the public offering into one Class A warrant which is identical in all respects to the Class A warrant sold in the public offering, except that purchasers of the bridge notes that acquired the bridge warrants have agreed not to exercise their warrants for a period of one year from August 28, 1997 and not to sell publicly their warrants except as provided in certain lock-up provisions which expire one year after August 28, 1997. The fair value of the bridge warrants, amounting to approximately $117,000, together with the cost of the issuance of bridge notes, approximately $115,000, were treated as additional interest expense over the term of the bridge notes. Upon repayment of the notes, the unamortized portion of the value ascribed to the warrants and the debt issuance costs of approximately $130,000 were recorded as an extraordinary item.

OTHER FINANCIAL ARRANGEMENTS

  During fiscal 1997 and 1996, the Company received proceeds of $932,125 from the issuance of convertible notes and warrants including $150,000 of proceeds received from two directors. The notes accrued interest at the rate of 8% per annum and were due and payable in June 1997 unless earlier converted. In January 1997, the Company restructured certain convertible notes whereby holders of an aggregate of $732,125 in principal amount of convertible notes converted their notes and accrued interest into 165,694 shares of common stock of the Company at a price per share of approximately $4.55 and exchanged their warrants for new warrants to purchase an aggregate of 48,272 shares of the Company's common stock at a price of $0.25 per share. Holders of the remaining $200,000 in principal of convertible notes were repaid from proceeds of the Company's public offering and retain warrants to purchase an aggregate of 7,920 shares of common stock at an exercise price of $5.05 per share.

  During February 1997, the Company issued a $65,000 promissory note to a shareholder which accrued interest at the rate of 10% and was repaid from the proceeds of the Company's public offering. The shareholder also received a warrant to purchase 11,535 shares of common stock of the Company at $3.00 per share.

  In April 1997, the Company issued a $200,000 promissory note to a shareholder which accrues interest at 10% per annum and was due and repaid in October 1997. In conjunction with this promissory note, the Company also issued the shareholder a warrant to purchase 2,970 shares of the Company's common stock at an exercise price of $5.00.

  The Company maintains a credit facility with a financial institution which allows for maximum borrowings of up to $50,000 at an interest rate of 9.5% per annum. The loan agreement terminates upon the repayment of all principal and interest due. The Company had borrowings of approximately $36,665 and $11,665 outstanding under this facility at September 30, 1997 and March 31, 1998, respectively.

  In August 1997, the Company issued to an investment partnership a 10% promissory note with a principal amount of $175,000 which was repaid from the proceeds of the Company's public offering.

4.COMMITMENTS

  The Company currently occupies a facility under an operating lease which expires in March 1999 and contains renewal options to extend the lease term for one two-year period. Future minimum payments under this lease for the year ended September 30, 1998 and 1999 are $91,000 and $48,000, respectively.

                         NOTIFY TECHNOLOGY CORPORATION

             (INFORMATION AT MARCH 31, 1998 AND FOR THE SIX-MONTH

           PERIODS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


  Rent expense totaled $44,000, $73,000 and $49,000 for the years ended September 30, 1996 and 1997 and the six month period ended March 31, 1998, respectively.

5.SHAREHOLDERS' EQUITY

INITIAL PUBLIC OFFERING OF UNITS AND RELATED MATTERS

  In August 1997, the Company completed an offering to the public (the "Offering") of 1,600,000 units at $5.00 per unit. Each unit consisted of one share of common stock, $0.001 par value and one Class A warrant. The proceeds of the offering were approximately $6,200,000, net of issuance costs. Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of $6.50, subject to adjustment, at any time through the fifth anniversary of the offering. Commencing one year from the date of the offering, the warrants are subject to redemption by the Company, at $0.05 per warrant, under certain circumstances, on 30 days written notice. Additionally, the Company agreed to grant to an underwriter an option to purchase, for nominal consideration, up to 160,000 units exercisable at $7.00 per unit during a two-year period that commences three years from the date of the offering.

WARRANTS

  In August 1997, the Company issued a warrant that entitles an officer of the Company to purchase 24,752 shares of common stock at an exercise price of $5.00 per share. This warrant is exercisable any time and expires in April 2002.

  At September 30, 1997, warrants issued in connection with various financings, including 2,025,000 Class A warrants, were outstanding to purchase 2,237,786 shares of the Company's common stock (including 123,554 and 29,702 warrants held by three directors and two employees, respectively) at prices ranging from $0.25 to $6.50 per share. These warrants are exercisable at any time and expire at dates ranging from April 2000 to April 2002. 1997 Stock Option Plan

  In January 1997, the Company adopted the Notify Corporation 1997 Stock Plan (the "Plan") which provides for the granting of stock options to employees, officers, consultants and directors of the Company. Stock options are granted with terms of up to 10 years. A total of 200,000 shares of the Company's common stock are reserved for issuance under the Plan. During fiscal 1997, the Company granted 17,500 options at $4.75 per share. Under the terms of these option grants, 25% of the options vest upon the first anniversary of the date of grant and an additional 1/36 of the unvested shares vest ratably over the following 36 months. None of the options granted are exercisable as of September 30, 1997. The options had a weighted-average remaining contractual life of approximately 9.75 years as of September 30, 1997.

ESCROW SECURITIES

  In connection with the Offering, holders of the Company's common and preferred stock agreed to place 1,247,786 of their shares into escrow, and holders of certain warrants agreed to place warrants to purchase 126,759 shares of common stock into escrow. The securities will be released to the holders in the event specified levels of pretax income of the Company for the years ended September 30, 1998 to 2003 are achieved, or the market price of the Company's common stock attains specified targets during a 36-month period commencing from the effective date of the registration statement relating to the Company's public offering. Any securities remaining in escrow on September 30, 2003 will be forfeited, which securities will then be contributed to the

                         NOTIFY TECHNOLOGY CORPORATION

             (INFORMATION AT MARCH 31, 1998 AND FOR THE SIX-MONTH

           PERIODS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

Company's capital. The pretax income levels are subject to proportionate adjustment upon the issuance of certain securities subsequent to the Company's initial public offering.

  In the event that the foregoing earnings or market price levels are attained and the escrowed securities released, the Securities and Exchange Commission has adopted the position that the release of escrowed securities to officers, directors, employees and consultants of the Company will be compensatory and, accordingly, will result in compensation expense for financial reporting purposes. The expense will equal the fair value of the escrowed securities on the date of release and will result in a material charge to operations.

6.RELATED PARTY TRANSACTIONS

  The Company has an ongoing business relationship with a literature and product fulfillment company owned by a director of the Company. The Company uses this fulfillment company on a project by project basis to facilitate the distribution of its products. The Company paid to this fulfillment company $4,349, $97,835 and $56,485 during fiscal 1996 and 1997 and the six months ended March 31, 1998, respectively.

7.INCOME TAXES

  There were no provisions for federal or state income taxes for 1996 and 1997 as the Company incurred operating losses and there can be no assurance that the Company will realize the benefit of the net operating loss carryforwards.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                             SEPTEMBER 30,
                                                         ----------------------
                                                           1996        1997
                                                         ---------  -----------
   Deferred tax assets:
    Net operating loss carryforwards.................... $ 800,000  $ 1,279,000
    Research credit carryforwards.......................    10,000       35,000
    Other temporary differences.........................    45,000       75,000
                                                         ---------  -----------
    Total differed tax assets...........................   855,000    1,389,000
                                                         ---------  -----------
   Valuation allowance..................................  (855,000)  (1,389,000)
                                                         ---------  -----------
    Net deferred tax assets............................. $      --  $        --
                                                         =========  ===========

  Realization of deferred tax assets is dependent on future earnings, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax asset has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of $432,000 and $534,000 for fiscal years 1996 and 1997, respectively.

  As of September 30, 1997, the Company had net operating loss carryforwards of approximately $3,140,000 for federal and California tax purposes, which will expire in years 2002 through 2012. As of September 30, 1997, the Company also had research and development tax credit carryforwards of approximately $20,000 and $23,000, respectively, for federal and California tax purposes. The credits will expire in 2011 through 2012, it not utilized. Utilization of net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before full utilization.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Article IV of the Registrant's Articles of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the California Corporations Code and Article IV of the Registrant's Bylaws (Exhibit 3.3 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporation Code. Reference is also made to Section 6(b) of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the Common Stock being registered hereby. All amounts are estimates, except the registration fee and the NASD filing fee.

   ITEM                                                                 AMOUNT
   ----                                                                --------
   Printing and engraving expenses....................................    5,000
   Legal fees and expenses............................................   20,000
   Auditors' accounting fees and expenses.............................   20,000
   Transfer Agent and Registrar fees..................................    5,000
   Solicitation Fee(1)................................................  520,000
                                                                       --------
   Total.............................................................. $570,000
                                                                       ========

  --------
  (1) This fee is payable to the Underwriter if the exercise of the Warrants is solicited and certain other certain conditions are met. See "Plan of Distribution."

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

  The following is a summary of the transactions by Registrant during the last three years involving sales of Registrant's securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

  (1) From February 1995, to December 1996, the Company issued and sold to fourteen of its employees or consultants 805,000 shares of its Common Stock pursuant to restricted stock purchase agreements at prices varying from $.01 per share to $.10 per share. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to regulation 701 promulgated thereunder.

  (2) In October 1995, the Company issued and sold a total of 3,500,000 shares of its Series B Preferred Stock at a purchase price of $0.50 per share for an aggregate consideration of $1,750,000 to thirtyfour investors. In connection with the financing, the Company issued warrants to purchase 200,000 shares of its Common Stock at an exercise price of $1.00 per share to certain of the participants in the financing. No public advertising or solicitation was conducted and no brokers or dealers were used. The Company prepared a detailed offering memorandum which described the Company's plan of operations, discussed the risks relating to the offering, and included the financial statements of the Company. This offering memorandum was distributed to a total of 36 potential investors of whom 34 eventually purchased securities. The Company believes that all of the investors were either "Accredited Investors" as that term is defined in Regulation D of the Securities Act or were reasonably financially sophisticated, capable of evaluating the risks associated with investing in an early stage technology company, financially able to withstand a total loss of their investment and had a pre-existing relationship with the Company or one or more of its officers and directors. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

  (3) In March 1996, the Company issued and sold a warrant to purchase 20,000 shares of its Common Stock at an exercise price of $1.00 per share to a financial institution in connection with a loan and security agreement. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

  (4) In June 1996, the Company issued and sold to certain of its shareholders and other investors an aggregate of $932,125 principal amount of convertible promissory notes (the "Convertible Shareholder Notes") and warrants to purchase that number of shares of Common Stock of the Company equal to 20% of the principal amount of the Convertible Shareholder Notes divided by the price per share of the Company's next equity financing at a price per share equal to the price per share of the Company's next equity financing (the "Shareholder Warrants"). The Convertible Shareholder Notes bore an interest rate of 8% per annum and were convertible into equity of the Company at a price equal to the price per share of the Company's next equity financing. The participants in this financing consisted entirely of "accredited investors" as that term is defined under Regulation D of the Securities Act. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder.

  (5) In January 1997, the Company completed a restructuring of the Convertible Shareholder Notes and Shareholder Warrants. Holders of an aggregate of $732,125 in principal amount of the Convertible Shareholder Notes converted their Convertible Shareholder Notes into Common Stock of the Company at a price per share of $4.55 and exchanged their accompanying Shareholder Warrants for warrants to purchase an aggregate of 48,272 shares of the Company's Common Stock at a price of $0.25 per share. Holders of the remaining $200,000 principal amount of Convertible Shareholder Notes agreed to defer repayment of the notes until the earlier of the closing of the IPO or until April 30, 1997 and exchanged their Shareholder Warrants for warrants to purchase an aggregate of 7,920 shares of Common Stock at an exercise price of $5.05 per share. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof.

  (6) In February 1997, the Company issued to its Chief Executive Officer a 10% subordinated promissory note with principal amount of $65,000 and warrants to purchase 11,535 shares of the Company's Common Stock at a price per share of $3.00 for an aggregate purchase price of $65,000. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

  (7) In March 1997, the Company issued and sold 17 bridge units ("Bridge Units") at $50,000 per unit. Each Bridge Unit consisted of a oneyear $50,000 promissory note bearing 10% interest and warrants to purchase 25,000 shares of Common Stock at a purchase price of $3.00 per share. The warrants automatically convert into warrants with identical terms as the Class A Warrants, and the promissory note becomes due upon the earlier of March 1998 or the closing of the IPO. All of the purchasers of the Bridge Units were "accredited investors" as that term is defined in Regulation D of the Securities Act. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder.

  (8) In April 1997, the Company issued to one of its directors a 10% subordinated promissory note with a principal amount of $200,000 and warrant to purchase 2,970 shares of the Company's Common Stock at a price per share of $5.00 for an aggregate purchase price of $200,000. The sale and issuance of these securities was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

  (9) In August 1997, the Company issued to Sutton Partners, L.P., the limited partners of which are the grandchildren of the sole stockholder of the Underwriter, a 10% promissory note with a principal amount of $175,000. The issuance of the Sutton Note was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

  The sale and exchange of the above securities were deemed to be exempt from registration under the Securities Act as indicated. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

ITEM 27. EXHIBITS.

  (a) Exhibits

   1.1*    Form of Underwriting Agreement.
   3.1*    Articles of Incorporation of Registrant, as amended to date.
   3.2*    Restated Articles of Incorporation of Registrant to become effective upon the closing of
           the IPO.
   3.3*    Bylaws of Registrant, as amended to date.
   4.1*    Form of Warrant Agreement.
   4.2*    Form of Underwriter's Unit Purchase Option.
   4.3*    Form of Common Stock Certificate.
   5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
   10.1*   Employment Agreement dated as of March 1, 1997 between the Company
           Paul DePond (as amended).
   10.2*   Employment Agreement dated as of March 1, 1997 between the Company
           Gaylan Larson (as amended).
   10.3*   Employment Agreement dated as of March 1, 1997 between the Company and Gerald Rice (as amended).
   10.5*   Form of Indemnification Agreement.
   10.6*   Escrow Agreement by and between Registrant, the American Stock
           Transfer & Trust Company and certain security holders of the
           Registrant (as amended).
   10.7*   Registrant's 1997 Stock Plan.
   10.8*   Form of Lockup Agreement (as amended).
   10.9*   Lease between Registrant and C.C. Poon.
   10.10*+ Nonexclusive Technology License Agreement between Registrant and
           Active Voice Corporation dated April 30, 1997.
   23.1    Consent of Independent Auditors.
   23.2*   Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included as part of Exhibit 5.1).
   24.1*   Power of Attorney.
   27      Financial Data Schedule.

  --------
  (*) Previously filed.
  + Confidential treatment has been requested with respect to portions of this exhibit.

  (b) All schedules are omitted, since the required information is not present in amounts sufficient to require submission of schedules or because the information required is included in Registrant's financial statements and notes thereto.

ITEM 28. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) It will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (5) For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on June 30, 1998.

                                          NOTIFY CORPORATION


                                          By:  /s/ Gerald W. Rice
                                             ----------------------------------
                                             Gerald W. Rice
                                             Chief Financial Officer

     SIGNATURE                          TITLE                           DATE
     ---------                          -----                           ----
         *
---------------------   President, Chief Executive Officer           June 30, 1998
  Paul F. DePond        and Chairman (Principal Executive Officer)

/s/ Gerald W. Rice      Chief Financial Officer                      June 30, 1998
---------------------   (Principal Financial and Accounting Officer)
  Gerald W. Rice

         *
---------------------   Vice President, Operations and Director      June 30, 1998
   Gaylan Larson

         *
---------------------   Director                                     June 30, 1998
  Michael Ballard

         *
---------------------   Director                                     June 30, 1998
   Andrew Plevin

         *
_____________________   Director                                     June 30, 1998
   Michael Smith

    /s/ Gerald W. Rice
By:
  --------------------------
       Attorney-in-Fact

                                 EXHIBIT INDEX

 1.1*    Form of Underwriting Agreement.
 3.1*    Articles of Incorporation of Registrant, as amended to date.
 3.2*    Restated Articles of Incorporation of Registrant to become effective upon the closing of the IPO.
 3.3*    Bylaws of Registrant, as amended to date.
 4.1*    Form of Warrant Agreement.
 4.2*    Form of Underwriter's Unit Purchase Option.
 4.3*    Form of Common Stock Certificate.
 5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
 10.1*   Employment Agreement dated as of March 1, 1997 between the Company
         Paul DePond (as amended).
 10.2*   Employment Agreement dated as of March 1, 1997 between the Company
         Gaylan Larson (as amended).
 10.3*   Employment Agreement dated as of March 1, 1997 between the Company and
         Gerald Rice (as amended).
 10.5*   Form of Indemnification Agreement.
 10.6*   Escrow Agreement by and between Registrant, the American Stock
         Transfer & Trust Company and certain security holders of the
         Registrant (as amended).
 10.7*   Registrant's 1997 Stock Plan.
 10.8*   Form of Lock-up Agreement (as amended).
 10.9*   Lease between Registrant and C.C. Poon.
 10.10*+ Nonexclusive Technology License Agreement between Registrant and
         Active Voice Corporation dated April 30, 1997.
 23.1    Consent of Independent Auditors.
 23.2*   Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included as part of
         Exhibit 5.1).
 24.1*   Power of Attorney.
 27      Financial Data Schedule.

--------
(*) Previously filed.